Exhibit 10.1

SECTION 1

RECOGNITION, SCOPE, SUCCESSORSHIP, AND MANAGEMENT RIGHTS

A.	Recognition

1.	In accordance with the certification R-6359 made by the National Mediation Board, the Company hereby recognizes The Association of Flight Attendants-CWA, AFL-CIO (hereinafter known as the Union) as the duly designated and authorized representative of the Flight Attendants in the employ of the Company for the purposes of the Railway Labor Act, as amended.

2.	The purpose of this Agreement is, in the mutual interest of the Company and the Union, to provide for the operation of the Company under methods which will further, to the fullest extent possible, the safety of air transportation, the efficiency of operations and the economic well being and security of the Company and the Flight Attendants employed by the Company and represented by the Union. It is recognized to be the duty of the Company, the Flight Attendants, both individually and collectively, and the Union to cooperate fully for the attainment of these purposes.

B.	Successorship

This Agreement shall be binding upon any successors, assigns, executors, or administrators of the Company. The Company shall require that the Successor or Assign shall, as a condition to the closing of any transaction, commit in writing to adhere to the provisions of this Agreement until changed pursuant to the Railway Labor Act after the acquisition of all or substantially all of the assets or equity of the Company.

C.	Merger Protections

1.	In the event of a merger between the Company and another Air Carrier, or the acquisition of the Company by another Air Carrier, or the acquisition by the Company of another Air Carrier, where the surviving Air Carrier decides to integrate the pre-merger operations, the following procedures will apply:

a.	Where the other Flight Attendant group is not already represented by AFA, the Company will integrate the two Flight Attendant groups in a fair and equitable manner, including where applicable agreement through collective bargaining between the Company and representatives of the Flight Attendant groups involved. In the event of a failure to agree, the dispute will be resolved in accordance with Sections 3 and 13 of the Allegheny-Mohawk Labor Protective Provisions.

b.	Where the pre-transaction Flight Attendant groups are represented by AFA, the integration of the seniority lists of the respective Flight Attendant groups shall be governed by the AFA Merger Policy.

2.	Discussions related to any merger shall not be pursuant to Section 6 of the Railway Labor Act, and reaching an agreement with the Union shall not be a prerequisite for closing, or any other aspect of the transaction, or operation pursuant to the transaction.

D.	Acquisition or Disposition of Assets

1.	In the event of a Substantial Asset Sale, as defined hereunder, the Company agrees that it will undertake its best and all commercially reasonable best efforts to require the air carrier purchaser to offer employment to that number of Flight Attendants on the AirTran Airways Flight Attendant’s Master Seniority List whose identity shall be determined consistent with the seniority provisions they then enjoy, which number of Flight Attendants entitled to such employment offer shall be the average monthly Flight Attendant staffing actually utilized in the operation of the transferred assets over the twelve months prior to the employment offers and to negotiate, and to arbitrate under Allegheny-Mohawk Section 13, any differences regarding the identity or number of transferring Flight Attendants that may arise with the air carrier purchaser and to integrate the two Flight Attendant groups in accordance with Sections 3 and 13 of the Allegheny Mohawk Labor Protective Provisions. For the purposes of this provision, a “Substantial Asset Sale” means the sale and/or assignment in a single transaction or a series of related transactions over a twelve month period to a certificated air carrier, other than in the ordinary course of business, of that number of aircraft that, net of asset purchases or acquisitions, over the twelve months prior to the effective date of the transaction(s) produced more than thirty percent (30%) of scheduled block hours.

a.	At such time that a transaction amounting to a Substantial Asset Sale is being finalized, the Company shall, on a confidential basis, verbally notify the MEC President of the Union at least three (3) days prior to the anticipated execution of such an agreement.

2.

In the event of a “Substantial Asset Purchase” by the Company of both assets of another carrier and, by virtue of a requirement in the purchase/assignment agreement, the Flight Attendants associated with those assets, the Union will use its best efforts to fairly negotiate with the Company the integration of the two Flight Attendant groups and if any differences arise between the Union and the Company, the Flight Attendant workforce shall be integrated in accordance with Sections 3 and 13 of the Allegheny Mohawk Labor Protective Provisions. For the purpose of this

Agreement, a “Substantial Asset Purchase” means the purchase and/or assignment in a single transaction or a series of transactions over a twelve (12) month period from a certificated air carrier, other than in the ordinary course of business of one or more aircraft and pursuant to the terms of the purchase and/or assignment agreement, an offer of employment to certain of the seller air carrier’s Flight Attendants is an integral part of the purchase and or assignment agreement.

E.	Bankruptcy

1.	In the event a petition under Chapter 7 or 11 of the bankruptcy code is filed, the Company shall not seek or support any application seeking rejection or modification of this Agreement, including a request to implement interim changes to the Agreement, without first requesting the concurrence of the Union and allowing the Association to the extent time permits, a reasonable period to give its concurrence to reach an accommodation. When concurrence is requested but not granted, or other accommodation is not agreed to, the Company may act on the application subject to the following restrictions.

a.	The provisions of this section shall not be construed to waive any rights of the Union under Federal bankruptcy law.

F.	Notice

1.	If AirTran Airways, Inc., or its parent Company, AirTran Holdings, Inc., or any other subsidiary of AirTran Holdings, Inc., enters into any agreement of acquisition or merger, with any other air carrier which has control of, or acquires control of another air carrier, it shall, on a confidential basis, verbally notify the MEC President of the Association within three (3) working days prior to the anticipated execution of such agreement. Further, the Company shall notify the Association, in writing, of the proposed acquisition or merger within three (3) working days after execution of such agreement.

2.	AirTran Airways, Inc., or its parent Company, AirTran Holdings, Inc., must give written notice of the existence of this labor agreement to any air carrier, or any other entity, which has control of, or acquires control of, another air carrier with which AirTran Airways, Inc., or AirTran Holdings, Inc., enters into an agreement of acquisition or merger. A copy of this written notice will be given to the Association, no later than three (3) working days after the parties have signed an agreement of acquisition or merger. Further, the Company shall, on a confidential basis, verbally notify the MEC President of the Union within three (3) working days prior to the anticipated execution of such agreement.

3.	Where the Company provides confidential information or notice to the Union or to the MEC President of the Union under Section 1, the Union and the MEC President shall regard that information as strictly confidential and shall not disclose that information to anyone except to essential Union officials on a need to know basis and only to those Union officials who have pledged to keep the information strictly confidential. Any disclosure by a Union official of such confidential information to anyone other than the essential Union officials on a need to know basis will suspend the Company’s obligation to share similar confidential information.

G.	Management Rights

Except as expressly restricted by this Agreement, the Company retains all authority and rights to manage and conduct its operations and direct its Flight Attendant workforce. Such rights include without limitation, the right to hire, promote, demote, transfer, furlough and recall; establish and, from time to time, amend, suspend or revoke rules, regulations and procedures; to determine qualifications for initial employment, continued employment, transitions, upgrading or other promotions; to assign and reassign duties, schedules and hours of work; to deal with, schedule and utilize management and supervisory Flight Attendants; to discipline and discharge Flight Attendants for just cause; to determine the means of providing service to its passengers, including the size, staffing, type and number of aircraft to be utilized in providing service; to determine size, training and composition of the Flight Attendant workforce; to establish new routes, services, schedules and areas of service; to determine what equipment will be utilized and allocated to particular routes; to discontinue all or any part of its operation; to determine where and how to perform all or any part of its operations; to determine whether to purchase additional aircraft or lease, sell or otherwise dispose of all or any part of its equipment; and, to determine whether to merge, consolidate, sell or otherwise dispose of all or part of its business.

H.	Scope

1.	Except as otherwise provided, all revenue passenger flying performed by the Company in the airline service of the Company, shall be performed by Flight Attendants on the AirTran Airways Flight Attendant System Seniority List in accordance with the terms and conditions of the Agreement.

2.	Supervisory and Management personnel of the Company who are directly responsible for the management of the Inflight department may act as a Flight Attendant in revenue operations for the purpose of maintaining familiarity with line operations, retaining proficiency, and retaining FAA qualifications (up to a maximum of twelve (12) hours per month times the number of such supervisory and management personnel) and to avoid cancellations.

3.	The Union recognizes the need to operate and maintain schedule integrity. In the event that Company aircraft and/or Flight Attendants are unavailable, the Company will be allowed to engage another FAR Part 121 approved Air Carrier to provide required subservice operation. Such subservice cannot be for more that ten percent (10%) of the total company flying and for a period of not more than one hundred eighty (180) days. Introduction of such subservice will not cause the furlough of Flight Attendants.

4.	In the event of a work stoppage by the Flight Attendants, the provisions of H.1 shall be suspended.

5.	Flight Attendants covered by this Agreement shall perform all revenue flying in the Company’s operations whenever AirTran Airways seniority list Pilots perform as cockpit crewmembers. When AirTran Airways seniority list Pilots do not perform as cockpit crewmembers in the Company’s revenue operations, AirTran Airways Flight Attendants may or may not act as Flight Attendants, depending on the contractual arrangement between AirTran Airways and the subservice or wet lease provider.

I.	Expedited Section 1 Minor Dispute Resolution

1.	At either the Company’s or Union’s request, any dispute arising over the meaning or application of any provision in this Section 1 of the Agreement may be presented, in the first instance, directly to the System Board of Adjustment, with an arbitrator sitting as the neutral member of the Board, under Section 20 of this Agreement.

2.	If the parties are unable to agree upon a neutral arbitrator, a list of nine (9) arbitrators shall be obtained from the National Mediation Board and the parties shall alternately strike names, with the Union striking first, until only one name remains.

3.	Either party may petition, via letter with a copy to the other party, the National Mediation Board for a list of nine (9) names to be furnished within five (5) working days of submission of the dispute to the system board. The parties agree to select on the names provided with five (5) working days from receipt of the list from the National Mediation Board. The matter will be heard by the Board within thirty (30) days of the selection of the arbitrator. The decision of the neutral arbitrator shall be furnished within ten (10) working days following the conclusion of the arbitration hearings.

4.	In the event the selected neutral arbitrator does not agree to comply with the time limits stated above, the last stricken arbitrator shall be used. This process shall continue until an arbitrator agrees to comply with the time lines in paragraph 3 above.

5.	The availability of these Expedited Dispute Resolution procedures shall not prevent the parties from mutually agreeing to elect to process grievances arising under this Section 1 under the normal minor dispute resolution procedures set forth in Section 20 of the Agreement.

SECTION 2

COMPENSATION

A.	Flight Attendant Pay

Flight Attendants will be compensated on the basis of hourly pay, which will be paid at the proper longevity rate.

Months of Service	Present	June 1, 2005	June 1, 2006	June 1, 2007	June 1, 2008
0-6 months	$18.56	$18.56	$18.80	$19.00	$19.25
7-12 months	$20.42	$20.50	$20.65	$20.75	$21.00
13 – 24 (2 yrs.)	$21.65	$21.85	$22.00	$22.50	$23.00
25 – 36 (3 yrs.)	$22.89	$23.15	$23.25	$23.50	$24.00
37 – 48 (4 yrs.)	$23.82	$24.65	$25.00	$25.50	$26.00
49 – 60 (5 yrs.)	$24.75	$26.10	$26.50	$27.00	$27.55
61 – 72 (6 yrs.)		$27.45	$27.85	$28.40	$29.00
73 – 84 (7 yrs.)		$28.70	$29.10	$29.70	$30.30
85 – 96 (8 yrs.)		$29.80	$30.25	$30.85	$31.50
97 – 108 (9 yrs.)		$30.85	$31.30	$32.00	$32.55
109 – 120 (10 yrs.)		$31.80	$32.25	$32.90	$33.55
121 – 132 (11 yrs.)		$32.65	$33.15	$33.80	$34.50
133 – 144 (12 yrs.)		$33.70	$34.20	$34.90	$35.60
145 – 156 (13 yrs.)		$34.65	$35.20	$35.90	$36.60
157 – 168 (14 yrs.)		$35.50	$36.05	$36.75	$38.00
169 – 180 (15 yrs.)		$37.35	$37.95	$38.70	$40.00

B.	Months of Service

The number of months of service are calculated on the class graduation date of the Flight Attendant. For automation purposes, a Flight Attendant who graduates on the first to the fifteenth of the month will have a pay scale anniversary date of the first of that same month. A Flight Attendant who graduates on the sixteenth through the thirty-first of the month will have a pay scale anniversary month of the 16th of the month.

C.	Probationary Period

Upon successful completion of the initial one hundred eighty (180) day probationary period, a Flight Attendant will receive a pay increase placing her/him in the seven to twelve month category. If the probationary period is extended, the Flight Attendant will remain at the probationary rate of pay. Upon successful completion of the extended probationary period, the Flight Attendant will be placed at a pay rate based on her/his longevity.

D.	Deadheading/Ferry Flights

A Flight Attendant assigned to deadhead or ferry flight(s) will be paid as follows:

1.	A deadhead segment will be valued at one-hundred percent (100%) of the applicable hourly rate.

2.	An assigned ferry segment will be valued at one half the applicable hourly rate.

3.	If flight transportation is not available, the Flight Attendant will receive $10.00 per hour pro rata for designated surface transportation time.

E.	Monthly Guarantees

1.	Flight Attendant availability - a Flight Attendant who is available for flight duty as:

a.	Line Holder - 70 Hours of flight pay per month. The Flight Attendant must be available for a period of nineteen (19) days per average bid period (30 day month).

b.	Reserve/build up line holder - 70 Hours of flight pay per month. The Flight Attendant must be available for a period of twenty (20) days per average bid period (30 day month).

2.	It is the responsibility of Crew Scheduling to calculate actual and/ or credit pay rules.

F.	Duty Guarantees

1.	Each duty period will have pay computed using the ratio of one (1) hour of flight pay for every three (3) hours on duty, payable at the appropriate position held by the Flight Attendant.

2.	Minimum duty period guarantee will be four (4) hours cumulative.

a.	Example Sequence (Two day trip) First Duty Period: 2:30 flight pay, Second Duty Period: 6:00 flight pay = 8:30 or minimum duty periods 4:00 + 4:00 = 8:00. Pay for sequence = 8:30.

b.	Example Sequence (One day trip) Duty period: 2:30 flight pay or minimum duty period = 4:00. Pay for sequence = 4:00.

G.	Schedule Line Values

All monthly lines of time, including build-up lines will be scheduled with not less than the following hours per bid period.

30 Day Average bid period

LINE HOLDER	70.0 HOURS
CDO LINE	70.0 HOURS
RESERVE LINE/ BUILD UP LINE	70.0 HOURS

H.	Continuous Duty Overnight (CDO) Trip Values

A CDO Trip will pay a minimum of four (4) hours, or actual flight time, whichever is greater. A CDO line of flying will pay a minimum of Seventy (70) hours per month.

I.	Determination of Flight Pay

Hourly flight pay for Flight Attendants shall be computed in the same manner that the Company computes hourly pay for flight deck crewmembers (i.e., currently from the close of the main cabin door until block-in (door open) at the end of each segment, scheduled or actual, whichever is greater).

J.	Reserve Pay

Reserve lines will be scheduled to pay a minimum of seventy (70) hours.

1.	For each month of reserve flying a Flight Attendant will be credited with the greater of:

a.	The sum of three and one-half (3.5) hours for each day of reserve scheduled on the Flight Attendant’s bid line; or,

b.	The number of hours actually flown during the bid period.

2.	Any interruption of scheduled days off will be rescheduled within ten (10) days. If unable to reschedule within 10 days the Flight Attendant will be considered drafted and will receive draft compensation as in Section 2.N, as credit towards the Reserve Line Pay value of seventy (70) hours.

3.	Reserve days acquired on a Flight Attendant’s day off, through Open Time, pay a minimum of three and one-half (3.5) hours per duty period, or actual time flown, whichever is greater. Flying that is assigned on a Reserve’s day-off will be credited in addition to the monthly minimum.

4.	Reserve days acquired through trades and giveaways pay at the rate of three and one-half hours per day.

5.	A Flight attendant who calls in sick on a reserve day will have one (1) sick day deducted from her/ his sick leave bank.

6.	If a Reserve reports to the airport and is then released with no flying or deadhead performed, the Flight Attendant will be credited with one (1) day (3.5 hours) of Reserve for showing. In addition, the Flight Attendant will either be released to crew rest or the duty clock will continue in effect from show time.

7.	For a Reserve or Flight Attendant who is scheduled under guarantee to receive more than 70 hours of pay, he or she must be:

a.	available more than 20 days, or

b.	fly more than 70 hours during the bid period, or

c.	be assigned a trip on scheduled days off (in accordance with 2.J.3 above) which shall then be credited in addition to the minimum of seventy (70) hours.

K.	Training

1.	For training posted in the monthly bid package, a day of training (6 hours or more) shall be paid at the rate of three and one-half (3.5) hours per day. For training less than six (6) hours the pay rate shall be ten ($10.00) per hour.

2.	For training not posted in the monthly bid package that is six (6) hours or more, a Flight Attendant shall receive the greater of the total value of trips missed or the total value of three and one half (3.5) hours per day. If less than six (6) hours, the pay shall be ten ($10.00) per hour or trips missed, if any.

3.	An Air Transportation Supervisor Qualified Flight Attendant who is conducting an Initial Operating Experience flight will receive override compensation of 30% above her/his normal rate for the affected segments. The Override will be applied to the Flight Attendant’s normal rate of pay and will not be applied to any other premium pay.

L.	Random Drug Testing

1.	A Flight Attendant who is removed from a trip or a portion of a trip for the purpose of random drug testing will be compensated for a value equal, but not exceeding, the first two (2) scheduled segments missed.

2.	A Flight Attendant who is called for random drug testing while on a reserve assignment will remain on reserve pay and will be required to remain in contact with Crew Scheduling.

3.	A Flight Attendant who is sent for random drug testing after the conclusion of a scheduled assignment will be compensated one (1) hour at her/his applicable rate.

M.	Irregular Operations

1.	Flight Attendants will be paid $10.00 per hour pro rata for all unscheduled ground time over sixty (60) minutes if required to remain with passengers or perform customer service duties.

2.	In the event a trip or a portion of a trip is canceled, scheduling may reassign the affected Flight Attendant to another trip or to reserve duty. In the event of reassignment, she/he will be paid for the original or new assignment, whichever is greater. If not reassigned, a Flight Attendant whose flights are canceled will be paid under the same circumstances that pilots are paid when flights are canceled.

N.	Draft Pay

a.	If a Flight Attendant is required (drafted) to fly an additional segment(s) after completion of her/his originally scheduled trip, the Flight Attendant will receive override compensation of twenty-five percent (25%) above her/his applicable hourly rate for the additional segment(s) flown.

b.	Effective with the start of the third (3rd) bid period after ratification, if a Flight Attendant is required (drafted) to fly an additional segment(s) after completion of her/his originally scheduled trip, the Flight Attendant will receive override compensation of fifty percent (50%) above the applicable hourly rate for the additional segment(s) flown.

c.	Should any draft create a conflict with other scheduled trip(s) (or portion thereof) outside of the drafted duty period, the Flight Attendant will be paid for the conflicting trip(s) dropped at her/his normal pay rate in addition to any draft pay received. However, no pay will be due if the Flight Attendant does not accept a duty assignment that operates during the original report and release time of the conflicting trip(s).

d.	If the Company cancels or postpones a Flight Attendant vacation due to operational needs the Flight Attendant will receive override compensation of twenty-five percent (25%) above her/his applicable hourly rate for segments flown during her/his vacation period.

O.	Paychecks

1.	Paychecks will be distributed at each Flight Attendant domicile on the 10th and 25th of each month. If the 10th or 25th should fall on a Saturday, paychecks will be available on the preceding Friday. If the 10th or 25th should fall on a Sunday, paychecks will be available on the following Monday. If the Company decides to permanently change payroll distribution dates, it will notify the Union no less than thirty (30) days prior to implementation.

2.	At the request of the Flight Attendant, the Company will direct deposit her/his paycheck.

3.	If an error of $50.00 or more is reported and substantiated, an adjustment check will be issued within two (2) banking days. Reported errors of less than $50.00 will be added to the next regularly scheduled paycheck.

P.	Lead Flight Attendant Program

1.	The Company will initiate a Lead Flight Attendant program within 60 days from the date of signing this agreement. The method of selection, training requirements, restrictions and limitations will be determined by the Company.

2.	When such a program is implemented, a Flight Attendant serving as a Lead Flight Attendant will be compensated at a rate of $2.00 per hour above her/his applicable hourly rate.

SECTION 3

EXPENSES

A.	Per Diem

1.	Beginning the first day of the month following the effective date of this Agreement, Flight Attendants will be eligible for domestic per diem (including the Bahamas and Canada) as follows:

(a)	For any trips per diem will commence at showtime at the domicile and continue until the Flight Attendant is released from duty at the conclusion of the trip sequence upon return to the domicile.

(b)	Trips include turns, overnights, or any combination of the two.

(c)	Showtime means scheduled report time, or actual report time, whichever is later.

(d)	Flight Attendants on reserve away from their domicile will be paid per diem as if on a normally scheduled trip.

(e)	Flight Attendants required by the Company to be out of domicile in the performance of their duties (e.g., out of town training) will be paid per diem at the rate of twenty (20) hours per day.

2.	Beginning the effective date of this Agreement, per diem will be increased to $1.75 per hour.

3.	Should the Company begin International service (not including the Bahamas or Canada), the per diem rate for such service will be $1.00 per hour in addition to the hourly domestic rate of per diem.

4.	Per diem for Flight Attendants will be the same as that paid the flight deck crewmembers in all respects.

B.	Lodging

1.	Flight Attendants will be furnished suitable single-occupancy lodging in the following situations:

(a)	At overnight stations (including training away from the Flight Attendant’s domicile).

(b)	Unscheduled overnights in the same trip sequence at the Flight Attendant’s domicile.

(c)	Scheduled/reassigned ground time in excess of five (5) hours out of domicile.

2.	If any part of a continuous duty overnight falls between 2400 and 0400 and the break in flight duties is five (5) or more hours, the Company will provide lodging as described in Paragraph B-1 above.

3.	Bid packages will list current lodging facilities, telephone numbers for those facilities, and the method of transportation between the airports and those facilities. The Company will arrange for and directly pay for lodging and transportation.

C.	Transportation

1.	The Company will provide transportation between the airport and the lodging facility.

2.	At points other than a Flight Attendant’s domicile, where the Company’s scheduled or prearranged transportation is not available within 30 minutes after block-in, the L-One or senior Flight Attendant may, in the absence of the Captain, and provided they immediately notify Crew Scheduling/Dispatch, utilize taxi transportation to the crew lodging facility. Such taxi expenses must be substantiated by a valid receipt.

3.	If the lodging facility does not pay for the taxi transportation directly, then the Company will reimburse the Flight Attendant for the taxi expense within ten business (10) days following receipt of an expense report. This expense report must be submitted within thirty (30) days of the date the taxi expense was incurred.

D.	Parking

1.	Beginning the first day of the first month following the execution of this Agreement, the Company will pay the cost of parking one automobile at a Flight Attendant’s domicile or virtual base.

2.	In lieu of the Company paid parking described in Paragraph D-1 above; a Flight Attendant may instead select parking, if available, at another airport, provided:

(a)	That airport is served by the Company, and

(b)	The parking cost paid by the Company is no greater than the cost of parking at the domicile.

3.	In lieu of the Company paid parking described in Paragraphs D-1 and D-2 above; Flight Attendants domiciled at Atlanta may instead elect to receive (on a first come, first serve basis) MARTA cards, provided:

(a)	MARTA cards are available for purchase, and

(b)	The cost of a MARTA card is no greater than the cost of parking at the domicile.

SECTION 4

HOURS OF SERVICE

A.	Hours of Service

1.	A Flight Attendant shall not be scheduled to exceed ninety-five (95) flight hours per month.

2.	A Flight Attendant may voluntarily elect to exceed the foregoing limitation.

B.	Duty Time Limitations

1.	a.	A Flight Attendant will not be scheduled or rescheduled to be on duty for more than fourteen (14) hours, excluding CDO’s. A Flight Attendant will not be required to accept a draft where the additional scheduled duty time when added to the original duty time would exceed fourteen (14) hours.

b.	When due to irregular operations a Flight Attendant is forecasted to exceed sixteen (16) hours on duty, the schedule of the Flight Attendant will be adjusted to avoid this condition. If the Flight Attendant is requested by Crew Scheduling to waive the sixteen (16) hour limitation, the Flight Attendant may waive the limitation and continue the flight or series of flights to conclusion.

2.	Commencement of Duty

a.	At domicile:

Duty time will begin one (1) hour prior to the scheduled departure of the trip, or actual check-in, whichever is later.

b.	At layover station:

Duty time will begin forty-five (45) minutes prior to scheduled departure of the trip, or actual check-in, whichever is later.

c.	Deadheading flight:

Duty time will begin (30) minutes prior to scheduled departure of the trip, or actual check-in, whichever is later.

3.	Termination of Duty Time

Duty time terminates fifteen (15) minutes after block-in of the flight or thirty (30) minutes when required to clear customs, unless precleared, or actual release from duty for legal rest, whichever is later.

C.	Landing Limitations

A Flight Attendant will not be scheduled for more than seven (7) landings in one duty period including deadhead segments.

D.	Legal Rest Periods

1.	Crew Resources will build lines with no less than eleven (11) hours crew rest in domicile and Federal Aviation Regulation rest out of domicile, excluding CDO’s. If these limitations result in a schedule adjustment, the provisions of Section 2.M.2. will apply.

2.	The Company will refrain from any phone contact, except in emergencies, during the first eight (8) hours of rest.

F.	Free From Duty

1.	A non-reserve Flight Attendant shall be scheduled for and shall receive a minimum of ten (11) calendar days free from duty in a thirty (30) day bid period and twelve (12) calendar days free from duty in a thirty-one (31) day bid period. A Reserve Flight Attendant shall be scheduled for and shall receive a minimum of ten (10) calendar days free from duty in a thirty (30) day bid period and eleven (11) days free from duty in a thirty- one (31) day bid period. When a flight scheduled to terminate prior to 2400 is delayed due to weather or mechanical difficulties beyond 2400, and actually terminates prior to 0200 on a scheduled day off, such day off shall not be considered to have been disturbed. A Flight Attendant may choose to forego this limitation; however, she/he must adhere to the Federal Aviation Regulations governing minimum crew rest requirements.

2.	A Flight Attendant shall not be required to keep the Company informed of her/his whereabouts while on free from duty days, vacations, leaves, and shall be considered released from all duty during such times.

3.	A Flight Attendant shall be relieved from duty for at least twenty-four (24) consecutive hours during any consecutive seven (7) days.

F.	When a scheduled departure is appreciably delayed, or the trip is canceled, the Company will attempt to notify the Flight Attendant at his/her contact number.

G.	Co-Terminals

A Flight Attendant who begins a sequence at one co-terminal and ends the sequence at another co-terminal will be provided transportation by the Company between co-terminals. She or he will be on duty from check-in at the co-terminal until check-out after surface transportation following the trip.

SECTION 5

SCHEDULING

A.	General

1.	A current contact number for each Flight Attendant is to be maintained at all times. It is the Flight Attendant’s responsibility to periodically check and update contact numbers listed in the computer. It is the responsibility of the Flight Attendant to ensure that messages left at her/his contact number are received in a timely manner.

2.	Contact names (i.e., Crew Scheduling, Systems Operation Control, Inflight Office) and numbers will be posted at each base and/or will be listed in the bid package. The Flight Attendants are responsible for knowing this information or having access to it when needed.

3.	If a Flight Attendant is unable to report to a trip assignment, she/he must contact Crew Scheduling/System Operations Control at least two (2) hours prior to scheduled check-in time. If an unforeseen emergency arises during that two (2) hour period, Crew Scheduling will be notified as soon as possible. Documentation of the incident may be required.

4.	If an assigned flight is canceled or interrupted, the Flight Attendant must call Crew Scheduling before leaving the airport. The Flight Attendant may be reassigned to a trip, reserve, or released from duty.

5.	The Company will meet quarterly with a Union scheduling committee. The committee will be afforded the opportunity to provide Flight Attendant feedback and input to the Crew Resources department. Final responsibility for preparation and posting of schedules rests with the Company.

6.	No reserve days will be scheduled outside of reserve lines and build-up lines except as set forth in paragraph E.

B.	Eligibility to Bid

1.	A Flight Attendant must be active in the current month in order to be processed as a bidding crew member for the next bid period. “Active” is defined as any qualified crew member on the Flight Attendant Seniority List who is not on approved leave.

2.

If a Flight Attendant has been on medical leave, a physician’s release must be submitted to the supervisor prior to the bid closing date in order to be included in the bidding process for the next bid period. To be eligible, the release must allow a Flight Attendant to be available to work for a minimum of sixteen (16) days in the new month.

3.	Flight Attendants returning from an approved leave of absence or FMLA leave desiring to bid in the next bid period must submit written notification to the supervisor by the 15th of the month preceding the month of the bid.

4.	Bids will be awarded in seniority order in the domicile. Bidding seniority will be based on the seniority number awarded in Flight Attendant class.

C.	Schedule Construction

1.	Schedule shall contain:

a.	Regular lines

b.	Reserve lines

Schedules may contain:

a.	CDOs

b.	Build up lines (discontinued after Move-Up lines are implemented)

2.	There shall be no reserve days constructed in regular lines of flying.

3.	Reserve lines shall consist of reserve days and days free from duty.

4.	Regular lines of time may contain up to ninety-five (95) credited hours.

5.	All lines of flying will conform to the provisions of Section 4, Hours of Service and other applicable provisions of this Agreement.

6.	No turns of additional flying will be scheduled at the end of a scheduled CDO trip.

D.	Bidding and Final Schedule Procedure

1.	Bids are to be entered into the scheduling system in accordance with announced procedures. Errors in the bid process can result in the loss of bid choices. A Flight Attendant who does not bid, bids incorrectly, or bids insufficient lines will be assigned to a line after all other bids have been awarded.

2.	A domicile seniority bid list will be posted by the 1st of each month.

3.	Flight Attendants will be allowed a twenty-four (24) hour period to protest errors in the preliminary bid award. This period will commence with the posting of the awards. If an error in a bid award is discovered, the affected bids will be reawarded in a timely fashion and the affected Flight Attendant(s) notified.

4.	The bid packet for the upcoming bid period will be available at the applicable base to crew members on the 12th of each month or on the last business day prior to the 12th.

5.	Bids will close at 1200 noon on the 17th of the month.

6.	Final bids will be posted by 2200 on the 27th or the first business day following the 27th of the month.

7.	The following time line will apply to Crew Scheduling and Planning until the Automated Bidding System is implemented.

Day of Month	Event
12th	Regular and Reserve flying line bids posted
17th	Flying Line bids closed
19th	Flying Line bid results posted 24 hours after bids awarded Protest Period
21st	48 hour bid posted (2200 hours)
23rd	48 hour bid closed (2200 hours)
27th	48 hour bid results/buildup line bid results posted (2200)

*	If any action date occurs on a weekend date, or a Company holiday, the time line slips to the next working day.

**	All bid posting times, except as noted in the table above, are 1200. Should a bid posting be delayed, then the corresponding bid close will be subsequently delayed by an appropriate amount of time. The amount of time allowed for any delay will be up to 1700 of the scheduled bid posting date. Should a bid posting be delayed past this time, then the bid closing will be delayed by one (1) day.

***	Whenever possible, a Flight Attendant(s) affected by a protest will be notified of schedule changes resulting from the protest prior to the 48 hour bid posting.

8.	Operational necessity may require schedule changes that will affect the bidding time line or the integrity of a bid that has already been issued. If adjustments to the bidding time line or reissue of a bid becomes necessary, the Company will notify the Flight Attendants and advise the Union as soon as practicable.

9.	The Flight Attendant is responsible for verifying the final schedule. A final bid award list will be posted in the affected crew base.

E.	Integration

1.	A Flight Attendant can bid a line in a new bid period that overlaps with a trip from the current bid period. This sometimes results in a period to period conflict, and those trips affected in the new bid period may need to be dropped into open time during the integration period. To cover these trips, an adjustment will be included in those lines affected by integration in the new bid period. Any trip conflict in a new bid period due to, but not limited to, overlapping days, hours on duty or consecutive duty days will be adjusted. Unless dictated by operational necessity, a trip(s) or reserve assignment assigned to a Flight Attendant in accordance with this provision cannot interfere with the next scheduled day off or the next scheduled trip(s) unless the Flight Attendant agrees to be assigned into her/his day(s) off or next scheduled trip(s).

2.	The bid period integration will occur during the first four (4) days of that bid period.

3.	Lines affected by integration may require reserve days to be assigned during the integration period. These reserve days can be filled in with open trips and ready reserve assignments.

4.	The current bid period activity has priority over the future bid period and should be flown to conclusion. If a Flight Attendant is unable to report back to base for the first trip of the new bid period because of a current bid period schedule conflict, the Flight Attendant will be replaced on the affected segments.

5.	If the conflict reduces the number of days off below the minimum, her/his schedule will be adjusted to restore the minimum number of days off, unless the reduction of days is mutually agreed upon by Crew Resources and the Flight Attendant.

6.	A schedule conflict code (CI Day) may appear on the Flight Attendant bid until the final schedule is completed. This code identifies a trip or procedure conflict and indicates that this line needs adjusting.

7.	CI day assignments will be processed in inverse order of seniority within groupings (i.e. start with three-day CI’s inverse seniority, then two-day CI’s inverse seniority, etc.).

8.	If no assignment is given on a CI day prior to the posting of the Final Award the carry over day will be automatically dropped by Crew Planning/Scheduling unless the Flight Attendant indicates to Crew Scheduling that he or she would accept a Reserve assignment on those days.

9.	For pay purposes, when a trip commences in one bid period and ends in the following bid period, all the hours flown in the first bid period will be credited to the first bid period. The remainder of the hours will be credited in the next bid period.

F.	Trip Swaps/Drops

1.	A trip may be swapped or dropped with the approval of Crew Scheduling. (Swap = trip for trip; Drop = giving up a trip to gain a day off).

2.	The Flight Attendant is responsible for the original trip(s) until the swap/drop has been approved. It is the original trip holder’s responsibility to verify the status of his/her outstanding trip.

3.	The following paragraph is effective until the Automated Bidding System is fully implemented. Swaps may be limited to five (5) per month. A minimum hour requirement may be put in place on a month to month basis. When operations require, it may be necessary to limit or prohibit swaps and/or drops for a bid period. This need will be communicated to the Flight Attendants as early as possible. Trip swaps/drops must be submitted on an approved Company form. The form must be filled out properly, signed by both parties and received by Crew Scheduling at least forty-eight (48) hours prior to the scheduled trip check-in time.

4.	It is the Flight Attendant’s responsibility to ensure all swap/drop requests meet all FAR and/or contractual requirements.

5.	An emergency drop must be approved by a supervisor.

6.	A trip swap can only take place between two (2) Flight Attendants at the same domicile, unless authorized by Crew Scheduling.

7.	A Flight Attendant on temporary duty assignment will not be eligible to drop a trip without supervisory approval.

8.	Trip swap/drop requests will not be accepted until the final bid awards have been published. Trip swap/drop requests for trips within the integration period may not be honored.

9.	Trips may be swapped with trips in open time. A CDO may only be swapped with another CDO.

G.	Open Time/48 Hour Bid Period

1.	Open time refers to trips not included in the bid package and/or any flight time that becomes available during the bid period. Open time may be accessed in accordance with Company procedures at the domicile and will be awarded on a first come/first serve basis.

2.	To pick up an additional trip on a scheduled flying day, the Flight Attendant must be scheduled back into the domicile at least one hour prior to scheduled departure. Operational need may supersede this policy and may, at times, allow less than one hour between flights.

3.	Open time will not be assigned to Reserve Flight Attendants until two calendar days prior to scheduled check-in with these two (2) exceptions:

a.	CDO’s may be assigned in advance at any time

b.	Crew Scheduling may, starting 48 hours after the posting of the final award (and after all trip trades/drops have been processed) until two (2) calendar days prior to check-in (above), assign open time to Reserves to balance utilization when projected reserve coverage is at or above the level defined below:

When the number of projected reserves available minus open duty periods is equal to or greater than the “threshold number” which is 8% of the number of regular line holders awarded lines for the bid period. (Ex: 342 regular lines awarded x 3 FA’s = 1,026 x 8% = 82 FA’s).

Open time will not be pre-assigned under this provision if the Reserve is projected over seventy (70) hours.

4.	Open time flying which becomes available from any adjustments to lines and any other open time flying, will be posted at the domicile in which the open time flying exists, as the 48 hour bid.

5.	A regular line holder may bid open time flying, in her/his appropriate position and domicile only, during the 48 hour bid period. A Flight Attendant may submit her/his bid to Crew Scheduling via fax; however, it is her/his responsibility to ensure its receipt. Once the automated bid system is functional all bidding must be accomplished using that system.

6.	48 Hour Processing Rules:

a.	All bid awards will be in accordance with Flight Attendant seniority and position.

b.	No straight drops permitted.

c.	Flight Attendants may trade vertically (same days) or non-vertically (different days) with open time.

d.	Each bid transaction must be day-for-day, or greater within the bid period (e.g. give 3-day trip for 3-day trip, a 4-day for two 2-day trips, 3-day for three 1-day trips, or give 3-day trip for a 4-day trip, etc.)

e.	CDO’s can be dropped only to pick-up open CDO’s.

f.	A Flight Attendant will not be awarded a bid that projects him or her below the minimum guarantee.

H.	Secondary Bid

Once the automated bidding system is fully operational, a secondary bidding process will be supported, as follows:

1.	After the 48 hour bids are awarded, prior to Move-Up lines being constructed, Flight Attendants may bid in a secondary bid for open time created during the 48 hour bid and any other open time that may have become available.

a.	The Secondary Bid will last twenty-four (24) hours.

b.	Awards will be on a first-come, first served basis, and subject to the following limitations:

1.	No straight drops will be permitted.

2.	No trades will be permitted if they create additional open duty periods on 1st-3rd days of the bid period.

3.	Flight Attendants may trade vertically (same days) or non-vertically (different days) with open time.

4.	Bids to trade trips that create open time below the projected minimum coverage level will not be permitted. Minimum coverage level is defined as a percentage of the published regular lines for the bid period: (e.g. 342 regular lines published x 3 FA’s = 1,026 FA’s as baseline. 7% X 1,026 = 72 FA’s minimum coverage to allow trades on Monday – Thursday)

a.	Monday – Thursday up to 7% of baseline

b.	Friday, Saturday, Sunday up to 8.5% of baseline

c.	Company observed holidays up to 9.6% of baseline

c.	Each bid transaction must be day-for-day, or greater within the bid period (e.g. give 3-day trip for 3-day trip, a 4-day trip for two 2-day trips, 3-day for three 1-day trips, or give 3-day trip for 4-day trip, etc).

d.	CDO’s can be dropped only to pick-up open CDO’s.

e.	A Flight Attendant will not be awarded a bid that projects him or her below the minimum guarantee.

A.	Move-Up Lines

1.	Move-Up lines will be constructed and awarded to those Reserve Flight Attendants who have indicated on their monthly bid that they would like to be moved up to a bidline. Once awarded a Move-Up line they will no longer be considered Reserve.

2.	Move-Up lines will be constructed by the Company in accordance with Hours of Service for Regular/CDO lineholders.

3.	There will be no Reserve days assigned on Move-Up lines.

4.	Move-Up Lines will be constructed from Open Time at that base after the closing of the Secondary Bid.

5.	A Flight Attendant shall indicate a preference for a Move-Up line on his or her monthly bid, and if sufficient lines are available, he or she shall be awarded a Move-Up line in seniority order.

6.	Should an insufficient number of Reserve Flight Attendants indicate a preference for a Move-Up line, the Company may assign Move-Up lines, in inverse order of seniority.

7.	The Company shall endeavor to honor the day-off requests indicated in the Flight Attendant’s Reserve bid, but may alter these days as required to maintain line value and to honor seniority.

B.	Monthly Bidding Timeline

Once the automated bidding system is fully operational, and the Secondary Bidding is supported, the bidding timeline will change to the following:

Day of Month	Time	Event
1st	1200	Domicile Seniority List Posted
12th	1200	Monthly Bid Packages Available Monthly Bids open
17th	1200	Monthly Bid Closes
18th	1200	Initial Bid Awards Posted Bid Award (24hr) Protest Period Begins
19th	1200	Protest Period Ends Monthly Bid Awards Posted
22nd	1200	Integration Complete, Schedule Posted to CrewTrac, 48 hour bid opens
24th	1200	48 Hour Bid closes
24th	1700	48 Hour Bid Awards Complete
25th	1000	Secondary Bid Opens
26th	1000	Secondary Bid Closes
26th	1700	Secondary Bid Awards Complete
27th (No later than)	1700	Move-Up Lines Completed and Loaded into CrewTrac (Final Award)

I.	Temporary Duty (TDY)

Temporary duty defines an operational need which may dictate temporary assignment of a Flight Attendant to a base other than her/his domicile. When the need for a TDY assignment is known prior to the issuance of the monthly bid, a TDY bid will accompany the bid packet. Temporary assignments will be awarded in accordance with the guidelines established in the filling of vacancies section.

J.	Reserve Duty

1.	Responsibilities

a.	A Flight Attendant must make her/himself available during the prescribed times for reserve duty. A reserve may use a personal paging device and/or cell phone when not at home. A reserve must call scheduling within ten (10) minutes after receiving a page or call on his/her cell phone. If a system is provided for the Flight Attendant to directly update their primary contact number, then the Company will contact the Flight Attendant at the primary number, and the Flight Attendant is responsible to maintain the primary number at all times (in addition to the other contact numbers as provided in Sub-section A.1) regardless of the device.

b.	When a reserve Flight Attendant is called to the airport for ready reserve duty, the duty time shall begin at the time she/he reports and shall terminate at release time from ready reserve duty or at release time of the assigned trip. Duty time for ready reserve and flight duty assignments shall not be scheduled to exceed the limits outlined in this Agreement.

c.	When a reserve Flight Attendant is assigned to a trip, ready reserve, or training, she/he must still be contactable during the entire contactable period(s) for potential re-assignment to an earlier, later, or a different duty assignment unless released by Crew Scheduling.

d.	Crew Scheduling will notify the Flight Attendant of any change to their reserve assignment (e.g., to a trip, to Ready Reserve, or to a different availability period). However, once an automated system is available, the Flight Attendant will be responsible to check and confirm the next days’ reserve assignment by 2000 hour each day without prior notification.

2.	Ready Reserve

a.	Ready reserve duty is an assignment which involves duty at an assigned location designated by the Company for a specified amount of time. The Flight Attendant’s duty assignment may include assistance in the Inflight Department (e.g. distribution of monthly bid packages, paychecks, memos, bulletins, etc). Such other duties will be directed by a supervisor or a member of Inflight Management during the Ready Reserve period.

b.	Ready reserves may be assigned to a location away from their domicile for up to three (3) contiguous days. Ready Reserve duty begins upon arrival at the assigned airport, but in no case will the combination of Ready Reserve duty and other duties (e.g. deadhead) exceed duty limits defined in Section 4 of this Agreement. Deadhead time to and from the assigned location will be credited for pay purposes.

c.	Ready reserve duty covers banks of time specific to the operational needs of the Company.

d.	A ready reserve Flight Attendant will not be scheduled for reserve duty in excess of 8 hours; however, any assignment given to that Flight Attendant must be scheduled to depart within the 8 hour period and will be flown to completion. At the Flight Attendant’s option, the assignment may commence outside the eight (8) hour window.

e.	The Flight Attendant must check in at the airport at an assigned location defined by the Company at the beginning of her/his assigned duty period, ready to fly.

f.	At the completion of a trip or a ready reserve assignment, the Flight Attendant must call the designated Company person/office to be released from reserve duty, and notify the Inflight Supervisor if available. Leaving the airport without being released by the designated Company person/office will result in disciplinary action.

3.	Home Reserve Duty

a.	Home Reserve Duty shall be a designated period that requires the Flight Attendant to be on call for a specified amount of time.

b.	Through the second full month after the ratification date of this Agreement, Home Reserve hours of availability will be between 0430-2300 unless operational needs require flying between 2300 and 0430.

c.	Effective at the start of the third full month following ratification of this Agreement, Home Reserve Duty shall consist of scheduled phone availability periods that will be classified into the following shift periods:

A – 0400 – 1800

B – 0900 – 2300

C – 1800 – 0800

d.	Based on operation and staffing needs, a Flight Attendant may be required to report outside the availability window.

e.	All reserve Flight Attendants shall be considered as “A” period reserves until/unless Crew Scheduling assigns them to a trip, Ready Reserve duty, or to another phone availability period. Assignment of reserve duties will normally be completed by 2000 on the day preceding assignments. Once an assignment has been made, the Company can reassign the Flight Attendant to another availability period, provided the reassignment is made on the day prior to the reserve day being assigned, with the exception of letter f below.

f.	Flight Attendants may have their phone availability period adjusted or re-assigned on the same calendar day if there are any FAR legal rest or contractual conflicts that would otherwise result. If the start of an availability period is adjusted for legal rest, or contractual conflicts the duration of the availability period shall be fourteen (14) hours from the new start.

g.	Once a Flight Attendant is assigned to any of the above shift periods, she/he will not have to remain contactable prior to the shift period assignment.

h.	Flight Attendants may remain off site, but must be readily accessible by phone or pager at their primary contact number. The Flight Attendant must respond to messages or pages within (10) minutes. Home reserves must be ready to check-in at the designated location within two (2) hours after notification is given. If the Flight Attendant is not immediately available by phone contact, and must be paged or messaged, the check-in time will be two (2) hours from the time that the Flight Attendant was initially paged or messaged. In consideration of operational demand, Flight Attendants may be asked to report in less than two (2) hours if possible.

i.	Upon arrival at the airport a reserve must check-in utilizing procedures applicable to that domicile.

j.	If given an assignment for the following day, the Crewmember must still be contactable for the duration of the current shift period.

K.	Junior Assignment

1.	Junior Assignment is the utilization of Flight Attendants on scheduled time off for the purpose of avoiding cancellations or other irregular operations.

2.	If there are more trips than there are number of reserves for any given day, Crew Scheduling will check the roster of Flight Attendants on days off and assign the trips in inverse seniority order. Operational requirements may prevent the use of inverse seniority; however, every attempt will be made to crew a flight using this method.

3.	In determining the junior assignment, the Company may in unusual circumstances take into account significant disparities in hours flown during the bid period and the number of scheduled days off above the minimum (10).

4.	If Junior Assignment causes the Flight Attendant to drop below the minimum number of days off, the day off will be restored later in the current bid period if the Flight Attendant so chooses. If it is not possible to restore the day off in the current period, the day will be restored as early as possible in the following bid period.

L.	Drafting

1.	Drafting is the utilization of Flight Attendants who are on duty (inbound, those checking in for scheduled assignment, and those on sit time) at the airport to cover a flight when time is critical or the reserve pool is depleted.

2.	Operational requirements may prevent the use of inverse seniority; however, every attempt will be made to crew a flight using this method.

3.	A Flight Attendant who is drafted for a trip will be paid in accordance with Section 2.N.

M.	Errors

A Flight Attendant will be compensated for any loss of pay caused by scheduling or clerical errors by Crew Scheduling which affect her or him.

N.	Recordings

1.	The Company will install and maintain a telephone recording devise on scheduling telephones to record conversations between schedulers and Flight Attendants. These tapes will be maintained for at least ninety (90) days.

2.	In the event of a dispute or grievance, the subject matter of which is addressed in one or more tapes, a Union representative and a supervisor may listen to and copy relevant sections of the tapes onto a cassette.

O.	Rules Governing Crew Flows and Lines of Time

1.	The time that a Flight Attendant is one duty will run continuously unless broken by rest period free from all duty with the Company.

2.	Deadhead time will be included in duty time calculations.

3.	Whenever possible, blocks of workdays are to be scheduled as to avoid single days off.

4.	Whenever possible, blocks of three (3) days off will be scheduled.

5.	Reserve Line Holders and Build-up Line Holders may not pick up open time on a reserve day. They may submit a daily preference trip request 48 hours prior to assignment.

SECTION 6

TRAINING

A.	A Flight Attendant will be scheduled for no more than nine (9) hours ground training per day (not including meal periods).

B.	Flight Attendants will be notified of scheduled training dates prior to bidding whenever possible. Training, other than recurrent specific to a base known prior to the publication of the bid package shall be published in the bidlines for the first bid period for such training. Thereafter such training shall be treated like recurrent training. If prior notice is not possible, every effort will be made to reach a date that is mutually acceptable. Scheduled training dates will be placed on a Flight Attendant’s line prior to finalization of the line.

C.	Accommodations and expenses for Flight Attendants required to leave their domicile to attend training or mandatory general Company meetings shall be paid and provided in accordance with Section 3 of this Agreement.

D.	A Flight Attendant will receive appropriate deadhead pay for travel to and from training held away from the Flight Attendant’s domicile. The Flight Attendant shall be provided non-revenue positive space transportation.

E.	A Flight Attendant shall not be required to return from vacation, leave of absence or sick leave for any required training. A Flight Attendant may voluntarily attend training. A physician’s release may be required in order to attend training during a leave of absence or sick leave.

F.	For the purpose of legal rest requirements and maximum duty periods, Flight Attendants will be considered on duty during times they are required to attend training and/or general Company meetings and the time spent deadheading to and from such training and/or meetings.

G.	A Flight Attendant will not be required to participate in Inflight training on board an aircraft being utilized for pilot training.

H.	A Flight Attendant shall not be required to pay for training required or conducted by the Company.

I.	Flight Attendants shall receive pay for training in accordance with Section 2 of this Agreement.

J.

Should the Union appoint or form a training committee, the Company shall periodically meet with the Chairperson of the training committee (upon request) to review matters of interest to the Union. The Company designee will provide good faith consideration to the Union recommendations from the Chairperson of the training committee in such meetings.

K.	Company bulletins and revisions shall be distributed to Flight Attendants through their Company provided mailboxes or otherwise made available to them at or adjacent to the check in location at their base. Notice of new bulletins and revisions will be made via Crew Message. A reasonable number of newly issued bulletins and revisions shall be available at the training facility prior to Recurrent Training for Flight Attendants who have not flown since the bulletin or revision was issued so as not to require such Flight Attendant to visit the check in location prior to attending Recurrent Training.

SECTION 7

SICK LEAVE

A.	Accrual

1.	During the first year of employment, a Flight Attendant will not accrue sick leave. Upon completion of the first year, a Flight Attendant will be allowed to accrue sick leave as in accordance with this section.

2.	Each Flight Attendant will accrue one-half (1/2) day of sick leave credit for each month of cumulative service up to a maximum of eighteen (18) days of sick leave credit.

3.	Should a Flight Attendant be hospitalized, or be on an outpatient status, the Flight Attendant will receive up to an additional five (5) days of available sick leave.

a.	These additional days do not apply to a Flight Attendant’s probationary period.

4.	The Company will be responsible for maintaining a record of sick leave accrual and payment. Sick leave records will be made available to the Flight Attendants upon her/his request.

B.	Use and Payment of Sick Leave

1.	Pay for sick leave will be on the basis of trip segment(s) lost due to sickness or injury. A CDO will be considered a one day segment for sick leave use.

2.	A Flight Attendant who calls in sick on a reserve day will be credited with 3.5 hours if she/he has accrued sick leave and her/his bank will be reduced by one day. If she/he has no accrued sick leave, her/his guarantee will be reduced 3.5 hours for each day of sick leave taken.

3.	A Flight Attendant who will be unable to fly because of illness or injury will promptly notify Crew Scheduling, giving the reason for the inability to report. This notification may be via telephone. Said Flight Attendant will be entitled to use accrued sick leave.

4.	A Flight Attendant on sick leave during the bidding period and projected to be on extended sick leave for the entire bid period will bid a line (“paper bid”) for pay purposes. Intention to paper bid must be made in writing or via computer (for pay only) and by bid closing.

5.	A Flight Attendant paper bidding must notify crew payroll of pay intent not later than the tenth (10th) day of the bid period.

a.	Overlaps will not be paid and legalities will not be considered.

b.	A Flight Attendant scheduled for vacation during a period of paper bid will have the period of scheduled vacation treated as vacation and paid under vacation rules. The remainder will be paid as sick leave. Sliding of vacation will not be allowed.

6.	Any Flight Attendant who returns to flying without a line of time will be assigned by Crew Planning to Reserve status on a pro rata basis for the remainder of the bid period. Compensation and days off will be prorated for partial months.

7.	A Flight Attendant furloughed due to Reduction of Force, will retain sick leave credit accrued prior to furlough in the event of recall within the period set forth in Section 13, Furlough and Recall.

8.	The Company retains the right to request that a Flight Attendant, who is absent due to illness or injury, to furnish the Company with a physicians certificate, describing the medical condition that resulted in the Flight Attendant’s absence. This request will only be made when there is a reasonable basis to question the Flight Attendant’s absence. The Company will pay the cost of the visit, including any diagnostic tests, or portion thereof not covered by the Company Health Insurance plan.

SECTION 8

PHYSICAL EXAMINATION

A.	A Flight Attendant shall be required to submit to a physical examination upon request of the Company. The Flight Attendant will be notified in writing of the reason for the request.

B.	A Company required physical shall be performed by a physician designated by the Company. Any physical examination or tests required by the Company shall be paid for by the Company.

C.	The Company will designate Company physicians at each domicile, and other locations as needed.

D.	All information contained in or related to a Flight Attendant’s medical file shall be kept confidential and will only be released to those on a “need to know” basis. If there is a legal requirement to release information, the Flight Attendant will be notified.

E.	When a disagreement exists over a Flight Attendant’s ability to work, a Flight Attendant may have a review of the case.

1.	The Flight Attendant may employ a qualified medical examiner of her/his own choosing and at her/his own expense for the purpose of conducting a physical examination.

2.	A copy of the report of the medical examiner employed by the Flight Attendant shall be furnished to the Company within fourteen (14) days following the receipt by her/him of the findings of the Company’s medical examiner. If the report verifies the findings of the Company medical examiner or if the Flight Attendant fails to furnish such report to the Company within said time, no further review of the case shall be afforded.

3.	In the event that the report of the physician chosen by the Flight Attendant disagrees with the findings of the physician employed by the Company, the Company will, at the written request of the Flight Attendant, ask that the two physicians agree upon and appoint, within seven (7) days, a third qualified and impartial physician who is a specialist in the area of the Flight Attendant’s alleged disability for the purpose of making a further examination of the Flight Attendant.

4.

The report of the third physician shall be final and binding on all parties, and shall state whether the Flight Attendant is physically fit and whether she/he may safely be returned to flight status. The third physician shall send a copy of her/his report to the Company physician and to the Flight

Attendant’s personal physician within seven (7) days after examination, unless an extension is requested. The Company physician will notify the Inflight Services designee of the neutral physician’s decision.

5.	The expense of the neutral physician’s examination shall be shared equally by the Company and the Flight Attendant.

F.	When a Flight Attendant is removed from flight status by the Company as a result of failure to pass the Company’s physical examination, and appeals such action under the provisions of this Section, she/he shall, if such action is proven to be unwarranted, be paid for all time lost from the time removed from flying status until the time reinstated to flying status less the amount of time lost as a result of Flight Attendant’s requests for additional time granted by extension to the time provisions of this Section.

SECTION 9

VACATION

A.	Accrual/Pay

1.	On December 31st of each year, a Flight Attendants annual vacation award shall be determined by their length of active service from their date of hire as an AirTran Airways Flight Attendant to December 31st of the year immediately preceding the calendar year in which the vacation is to be taken. Effective with the vacation award of 12/31/05, the amount of the vacation award shall be determined from the following table:

Active Service	Accrual Rate
Less than one year	1.167 days per calendar month
More than one year	1.167 days per calendar month (max 14 days)
Five years or more	1.75 days per calendar month (max 21 days)
Ten years or more	2.333 days per calendar month (max 28 days)

2.	Years of Active Service contemplates twelve (12) months, each of which contains at least fifty (50) flight hours or fifty (50) hours of pay or at least twelve (12) days of active service. If during a year a Flight Attendant does not reach the minimum during any one (1) or more months, the vacation award will be reduced proportionately.

3.	Flight Attendants will be paid 21 hours at their applicable rate (which includes “L-One”, if “L-One” qualified and if “L-One” pay is applicable and if holding an “L-One” bid line in the month during which the vacation is taken) for each full week (7 days) of vacation. Vacation periods of less than one (1) week will be paid at the rate of 3 hours per day.

4.	Flight Attendants awarded a line of flying which contains a trip that would extend into or out of their scheduled vacation period shall have that entire pairing dropped with no pay, except that at their sole discretion, they may:

a.	Elect to fly the trip(s) as scheduled. In such cases, Flight Attendants must notify Crew Planning in writing of their intent to work the trip(s) within twenty-four (24) hours after the posting of the final bid awards. Such flying during a scheduled vacation period will be paid for at the Flight Attendants normal crew position rate. In addition, Flight Attendants will be paid for their normally scheduled vacation day(s) at the rate of 3 hours per day.

b.	Drop only those flight(s) in the trip(s) that fly into or out of her/his vacation without dropping the entire trip. In such cases Flight Attendants will be removed and/or be added to the trip at the closest point at which the trip transits through their domicile without interfering with the Flight Attendant’s vacation. If the splitting of the trip causes additional pay, the request may not be honored. Flight Attendants must notify Crew Planning of their intent to work the flight(s) within twenty-four (24) hours after the posting of the final line awards.

B.	Notice of Accrued Vacation

1.	No later than October 1 of each year, the Company will publish and post a list by seniority order, showing the number of vacation days which are projected to be bid and taken by each Flight Attendant in the following calendar year.

2.	Flight Attendants shall have fifteen (15) days following the posting date in which to protest the projected number of vacation days to be bid and taken in the following calendar year (this is the “annual vacation bid protest period”).

C.	Annual Vacation Bid

1.	Not later than seven (7) days following the end of the annual vacation bid protest period, the Company shall publish the vacation bid packages (“the annual vacation bid”) available for bidding by domicile.

2.	A vacation period or “slot” will consist of seven (7) days commencing at 0001 hours local time on Sunday and ending at 2400 hours local time on Saturday at the Flight Attendants domicile. A week starting in one calendar year and continuing into the next year will be considered a vacation period of the year in which the week began.

3.	A minimum of sixty percent (60%) of the vacation slots shall be equally distributed over the 52-week period. The remaining vacation slots will be allocated variably based upon the operational needs of the service.

4.	The annual vacation bid package will provide Flight Attendants with at least fourteen (14) days for bidding. The annual vacation bid shall close at 1700 local time. The results of the final vacation awards shall be posted no later than 15 days following the closing date of the annual vacation bid.

5.	Flight Attendants shall bid vacation slots based upon their domicile effective on January 1st of the subsequent year.

6.	The bid package must contain explicit instructions on how Flight Attendants are to designate their preferences and the Flight Attendants shall follow the explicit instructions.

7.	Subject to the needs of the service, Flight Attendants who transfers from one domicile to another will retain their previously awarded vacation period(s). When the requirements of the service does not permit the Company to allow the transferring Flight Attendant(s) to take their vacations(s) at the time previously awarded, the Flight Attendant(s) shall be permitted to take their vacation at a mutually agreeable time prior to the end of the vacation year.

8.	In the annual vacation bid process, Flight Attendants shall bid for all of the vacation projected to be awarded on December 31st plus any vacation that was postponed by the Company and not yet taken or scheduled to be taken prior to December 31st.

D.	Failure to Properly Submit Vacation Bids

Flight Attendants who fail to properly submit a vacation bid (e.g., does not bid, does not bid enough choices, or does not follow the explicit instructions etc.) will be assigned a vacation period(s) by the Company in the annual vacation bid award after all other vacation bids have been awarded. Such assignments will be made in seniority order starting with the last available period in December and moving in reverse order to the first available period in January (the most senior Flight Attendants would receive vacation slots in the latter part of the year).

E.	Monthly Vacation Bid

1.	After the annual vacation bid is awarded, the Company may adjust future open vacation periods as necessary.

2.	Concurrent with each month’s regular bid package, the Company will post a list of all open vacation periods for the remainder of the year. Open vacation periods, if any, will commence in the calendar month following the current Bid Month. Flight Attendants may then bid for any open vacation periods. All bidding must be accomplished using the online system.

3.	Flight Attendants may drop a vacation period in order to pickup another period. The earliest month in which a vacation period may be dropped is the second month following the current Bid Month (e.g., a vacation period may be dropped no earlier than April when bidding an open vacation published in January Bid Package for the February Bid Month).

4.	Flight Attendants whose vacation falls during a leave of absence and who opts to reschedule their vacation after they return to active duty my bid for a vacation slot using the monthly vacation bid. However if she/he does not select a vacation slot prior to December 31st of the year in which the vacation was scheduled, she/he will receive pay for her/his vacation.

5.	Flight Attendants whose monthly vacation bid is not awarded will retain their original vacation award.

F.	Accepting Flight Assignment While On Vacation

1.	With the approval of the Company, Flight Attendants may request to fly open time during their vacation period. Such flying during a scheduled vacation period will be paid for at the Flight Attendants hourly rate. In addition, Flight Attendants will be paid for their normally scheduled vacation day(s). Should a Flight Attendant voluntarily fly a trip(s) during her/his normally scheduled vacation period, the Flight Attendant is not terminating or relinquishing the remainder of her/his vacation.

2.	Flight Attendants who desire to fly their awarded line of flying rather than take their scheduled vacation may make such a request to Crew Planning prior to the final awards being posted. The Company may, considering Flight Attendant staffing requirements permit the Flight Attendant to fly her/his awarded line. Once the Company approves such a request, the Flight Attendant relinquishes all rights to her/his vacation. In such cases, the Flight Attendant will receive pay for her/his vacation at the daily rate per day in addition to her/his pay earned from flying her/his awarded line of flying.

G.	Vacation Cancellation/Postponement

1.	If the Company cancels or postpones a Flight Attendants vacation the Flight Attendant will be given the choice of rescheduling the vacation at a time period mutually agreeable to the Flight Attendant and the company or being paid for the vacation as though it had been taken. Postponed or canceled vacations will be compensated as per Section 2 of this Agreement.

2.	Voluntary postponements shall be awarded in seniority order. Involuntary postponements shall be awarded in reverse seniority order.

3.

When scheduled vacation dates are involuntarily postponed by the Company, the Company will reimburse the Flight Attendant for all non-refundable deposits made by the Flight Attendant in reliance upon the originally scheduled dates. The Flight Attendant must expeditiously advise the Company that postponement of a scheduled vacation will result in a forfeiture of a deposit. The Flight Attendant will be reimbursed within thirty (30) days of submitting appropriate documentation of the forfeited deposits. Flight Attendants will use their best efforts to assist the Company in recovery of the deposit.

H.	Loss of Employment

Flight Attendants who resign with two (2) weeks’ notice shall be paid on their final paycheck for any previously awarded vacation days (those that have not yet been taken) at their hourly rate.

SECTION 10

UNIFORMS

A.	A Flight Attendant shall wear the standard uniform(s) as prescribed in Company regulations at all times while on duty.

B.	Flight Attendants shall be responsible for the purchase of their initial basic uniforms and accessories incident to employment.

C.	Any changes made to the uniform by the Company will be paid for by the Company if the change requires the Flight Attendant to give up the use of a serviceable element of the existing basic uniform.

D.	The basic uniform will consist of:

Female Issue	Male Issue
Two (2) slacks or skirts (bottom)	Two (2) slacks
Four (4) shirts/blouses (top)	Four (4) shirts
One (1) belt	One (1) belt
One (1) vest or sweater	One (1) vest or sweater
One (1) InFlight bag	One (1) InFlight bag
One (1) wheeled luggage	One (1) wheeled luggage
One (1) winter coat	One (1) winter coat
Two (2) neck wear	Two (2) neck wear

A dress may replace a top and a bottom

Additional items from the above list and optional items as outlined in the uniform regulations shall be available for purchase by the Flight Attendant. The purchase price of these items shall not be higher to the Flight Attendant than the actual cost of the item to the Company.

E.	Payments for uniforms will be in full at the time of purchase by cash/check/charge or in payroll deductions of twenty-five dollars ($25.00) per paycheck.

F.	There will be a maximum initial account balance equal to 80% of the initial purchase of the basic uniform per new hire Flight Attendant.

G.	Flight Attendants must purchase and maintain shoes that are in compliance with the standard uniform regulations.

H.	If any part of the uniform(s) is defective or damaged while on duty, it shall be replaced or repaired by the Company upon verification by a Flight Attendant Supervisor.

I.	Any balance remaining on uniform charges is due and payable upon termination and said sum will be deducted from the Flight Attendant’s final paycheck. If the final paycheck(s) is not sufficient to satisfy the remaining balance, the Flight Attendant will pay the remaining balance by cash, check or charge.

J.	The Company will provide the Union with the nature of the material to be used in the standard uniform and will specify that said materials are fire resistant.

K.	The Company reserves the right to change uniform styles and will inform the Union of said changes prior to implementation. Subsequent to such notification, the MEC President or designee shall be invited and shall meet with the Company throughout the planning and changeover process, and shall be afforded the opportunity to make recommendations.

L.	The Company will initially supply wings, name badges, Company logo pins, and/or insignia as designated. Flight Attendants will be responsible for replacement of lost or damaged items.

M.	A Flight Attendant shall be permitted to wear the official Union pin on a place visible on all Flight Attendant uniforms. The Company reserves the right to designate the location where the official Union pin may be worn.

N.	Uniform Allowance

1.	Each year on the Flight Attendant’s anniversary date of hire the Company will issue a check for one-hundred twenty-five dollars ($125.00) to each Flight Attendant. The one-hundred twenty-five dollar ($125.00) payment may be included in the Flight Attendant’s paycheck and such payment will be marked “uniform allowance” on the pay stub.

2.	Effective the 1st of the month after date of ratification of this Agreement, the payment shall be changed to a credit and shall be increased to one-hundred fifty dollars ($150.00) a year to be applied to Flight Attendants on their anniversary date of hire with the Company. Effective 12 months from the previous increase, the credit shall increase to two hundred dollars ($200.00) per year to be applied to Flight Attendants on their anniversary dates of hire with the Company. Any unused credit will be carried over into the following year.

O.	Alterations

1.	The Company shall bear the cost of any alterations needed at the time of fittings of the basic uniform or when there is a style change to a basic uniform item.

2.	When a style change requires a uniform fitting, uniform fittings will be available at the Flight Attendant’s domicile and the Company will endeavor to provide fittings at a convenient airport location.

SECTION 11

SENIORITY

A.	Accrual

1.	Except as otherwise provided herein, seniority as a Flight Attendant shall be based upon the length of service as a Flight Attendant with the Company.

2.	Seniority, longevity and active service begins to accrue the day after a Flight Attendant’s successful completion of initial ground training.

3.	If two or more Flight Attendants complete initial training on the same date, lot will determine relative seniority.

4.	Nothing contained in this Agreement shall modify the seniority or relative seniority of any Flight Attendant, as it existed up until and including the day prior to the ratification of this Agreement.

5.	Beginning on the date of ratification of this Agreement, once established, the seniority and relative seniority position of a Flight Attendant on the System Seniority List will not change unless specifically provided for in this Agreement.

B.	Probation

Flight Attendants shall be considered on probation beginning on the day after successful completion of initial ground training until they have accrued 180 days of active service as a Flight Attendant. For purposes of this provision, Flight Attendants will be considered to be in active service unless on sick leave, furloughed, granted a leave of absence, or in another “no pay” status. If a Flight Attendant’s probation is extended due to inactive service it will only be extended by the number of elapsed calendar days the Flight Attendant was inactive. Inactive periods of less than three (3) consecutive workdays will not be counted. The Company will notify the affected Flight Attendant in writing prior to the end of the 180 days of the reason for the extension and the expected completion date of probation.

C.	Posting and Protesting System Seniority List

1.	The Company shall post the System Seniority List on its bulletin boards at all Flight Attendant domiciles and in electronic format as soon as possible. This list shall be updated within thirty (30) days of each January 1 and July 1, and all changes will be indicated. A copy of the seniority list will be provided to the MEC President until such time as it is available electronically.

2.	Flight Attendants shall be permitted a period of thirty (30) days after the posting of the System Seniority List in which to protest in writing to the Company any alleged omission or incorrect posting affecting their seniority, except that when on vacation, leave of absence, furlough or sick leave they shall protest any alleged omission or incorrect posting within thirty (30) days after returning to flight duty.

D.	Loss of Seniority

Termination of employment for any reason causes loss of seniority.

E.	Transfer to Non-Flying or Supervisory Duties

1.	A Flight Attendant who transfers to a non-flying or supervisory/management position related to Flight Attendant administration or Flight Attendant management will retain and continue to accrue seniority while in such position. Flight Attendants who transfer to a position unrelated to Flight Attendant administration or Flight Attendant management will retain and continue to accrue seniority for a period of twelve (12) months. After the twelve (12) months they shall retain but not accrue seniority.

2.	The provisions specified in paragraphs E.1 above will become prospectively effective on date of ratification of the Agreement.

3.	When persons described in sub part E.1 above return to online duty as Flight Attendants, they shall be permitted to resume their status at their domicile, if their seniority permits. If there is no vacancy, the Flight Attendant may displace the most junior Flight Attendant at that domicile. The most junior Flight Attendant so displaced may fill any vacancy. If no vacancy exists, she/he may displace the most junior Flight Attendant on the system.

F.	General

Except as provided elsewhere in the Agreement, seniority will govern bidding rights, reduction in force, offered leaves of absence, recall after furlough, vacation preferences, filling of vacancies, drafting, junior assignment, and domicile assignments. Monthly bidding of flying shall be awarded by seniority at each domicile.

SECTION 12

LEAVES OF ABSENCE

A.	General

1.	Absent written permission from the Company, Flight Attendants on leaves of absence may not engage in employment as a flight attendant for another company or engage in any employment adverse to the Company’s interests.

2.	Failure to return to work at the expiration of a leave of absence may result in removal of the Flight Attendant’s name from the seniority list and termination of employment.

3.	Except where specifically stated otherwise effective upon ratification of this Agreement Flight Attendants on leaves of absence will (a) accrue seniority for the duration of their leaves and (b) retain, but not accrue, longevity, for the duration of their leaves.

4.	Upon return from leaves of absence, Flight Attendants will return to the same domiciles and status to which assigned prior to the leaves, if their seniority will hold that position.

5.	Except where specifically stated otherwise, Flight Attendants on paid leaves of absence shall continue to participate in the Company’s insurance programs on the same basis and cost as a working Flight Attendant. Flight Attendants on an unpaid leave of absence for less than three months will be eligible to continue their insurance benefits by paying the normal employee share of the premium. For Flight Attendants with unpaid leave of over three months, coverage, eligibility and benefits will be determined pursuant to the provisions of COBRA.

6.	Except where specifically stated otherwise, Flight Attendants on leaves of absence shall retain Company pass travel privileges.

7.	Flight Attendants on leaves of absence in excess of thirty (30) days must provide the Company written notice of their intent to return to service in accordance with the provisions of Section 5.B.2 and 3.

B.	Personal Leave

Unpaid personal leaves of absence may be granted at the Company’s discretion on a case by case basis. The Company and the Flight Attendant requesting a leave will agree in writing upon the terms of the leave (i.e. length, re-qualifications, return.) A Flight Attendant on a personal leave of absence shall retain all pass privileges for the first fourteen (14) days.

C.	Bereavement Leave

1.	A Flight Attendant will be granted three (3) consecutive days off in the event of a death in the Flight Attendant’s immediate family (i.e. spouse, life companion, child, step child, parent, step parent, sibling, grandparent, brother-in-law, sister-in-law, and parent-in-law).

2.	The Flight Attendant will be paid and credited for flights missed on those three (3) days. A Reserve Flight Attendant will be paid and credited for reserve days missed at the applicable rate for each day of leave.

3.	Upon request, the Company may agree to allow a Flight Attendant to extend bereavement leave. The Flight Attendant, upon request, may utilize accrued vacation.

4.	A Flight Attendant shall continue to accrue longevity.

D.	Jury Duty / Company Witness

1.	Flight Attendants summoned to jury duty will provide the Company copies of jury duty notices as soon as possible following receipt. Flight Attendants will keep the Company apprised of jury duty status and will furnish documentation to the Company to confirm the duration of jury duty.

2.	Flight Attendants will not suffer loss of pay due to jury duty and will continue to accrue both seniority and longevity.

3.	Upon completion of jury duty, Flight Attendants will return to their scheduled trips if feasible. If not feasible to return to these trips, Flight Attendants may pick up trips from open time. Otherwise, they will be assigned reserve for scheduled duty days.

4.	Where jury duty extends from one bid period to another, Flight Attendants will bid for the new month and resume the schedule upon release from jury duty.

5.	Paragraphs 2-4 above also apply to Flight Attendants summoned to appear on behalf of the Company as witnesses in legal proceedings.

E.	Medical Leave

1.	Flight Attendants who have completed their probationary period and who become medically unable to perform assigned duties due to illness, injury,

or other medical condition, will be granted medical leaves of absence for periods not to exceed two (2) years. However, the granting of leave requests for purposes of elective surgery or non-alcoholic drug treatment will be at the discretion of the Company.

2.	Flight Attendants maybe required to provide doctor’s certificates each thirty (30) days confirming the requirement of continued medical leave.

3.	Where medical leave results from a work-related illness or injury covered by Workers’ Compensation, the Flight Attendant will continue to accrue both seniority and longevity and will be eligible for all insurance benefits including vacation and sick leave accrual.

4.	A Flight Attendant on an approved Medical Leave of absence shall retain all pass privileges for the first fourteen (14) days. However, pass privileges beyond fourteen (14) days shall be granted if the purpose of the travel is to seek medical care.

5.	Flight Attendants temporarily unable to fly because of illness or injury, but able and qualified to perform other functions within the Company, may be offered non-flying positions until able to return to flying duties provided that:

(a)	Flight Attendants, at their option, may accept or reject these offers.

(b)	Notwithstanding Paragraph 5(a) above; in cases of on-the-job injuries where Flight Attendants are released to restricted or light duty, the Flight Attendants may be required to perform such work, if available.

(c)	Flight Attendants performing restricted or light duty will not be allowed access to confidential personnel files or other files containing information of a personal or sensitive nature.

(d)	Flight Attendants performing restricted or light duty will retain all employee benefits (e.g.; pass benefits, insurance).

(e)	Flight Attendants working on restricted or light duty in another department will continue to accrue seniority and longevity and will be considered active for all purposes.

F.	Family Medical Leave

1.	Flight Attendants are not eligible for family medical leave until completion of one (1) year of active service. After one (1) year of active service, coverage, eligibility, and benefits will be determined in accordance with the FMLA (Family and Medical Leave Act).

2.	A Flight Attendant on FMLA shall retain all pass privileges for the first fourteen (14) days. However, pass privileges beyond fourteen (14) days shall be granted if the purpose of the travel is to seek medical care.

3.	Family medical leave may be used for the birth, adoption, or foster placement of a child; or for the care of a child, spouse, or parent with a serious health condition; or for the Flight Attendant’s own serious health condition.

4.	Family medical leave is unpaid leave. However, Flight Attendants may elect to utilize accrued vacation prior to being placed in unpaid status. Also, where the leave is for a Flight Attendant’s own serious health condition, the Flight Attendant will use accrued sick leave prior to being placed in unpaid status.

5.	If flight deck crew members receive FMLA benefits more favorable than the law, then those more favorable provisions will be applicable to the Flight Attendants.

G.	Maternity Leave

1.	At the fourth (4th) month of pregnancy, a Flight Attendant must provide certification from her doctor that she remains medically able to perform the functions of her job.

2.	When medically unable to continue working, the Flight Attendant will provide the Company certification from her doctor and will be placed on maternity leave. During maternity leave, the Flight Attendant will be eligible, at her option, to use accrued sick leave and vacation pay.

3.	If a Flight Attendant desires to continue flying after seven and one-half (7-1/2) months of pregnancy, she must provide certification from her doctor that continued flying will not affect her health or interfere with her ability to perform the duties of a Flight Attendant.

4.	Flight Attendants will be allowed up to twelve (12) weeks of unpaid maternity leave following the birth or adoption of a child. At the company’s discretion, the Flight Attendant may be granted an extension to this leave beyond the twelve week period. Flight Attendants desiring to take such leave must submit a request in writing prior to the birth or adoption. This request must indicate the duration of the leave requested.

5.	Flight Attendants required to miss work due to pregnancy will be treated for pay and benefit purposes the same as any other Flight Attendant who must miss work due to illness.

6.	A Flight Attendant on maternity leave shall retain all pass privileges for the first fourteen (14) days. However, pass privileges beyond fourteen (14) days shall be granted if the purpose of the travel is to seek medical care.

H.	Union Leave

1.	Upon request, subject to the staffing needs of the Company:

(a)	Flight Attendants elected or appointed to official positions with the Union will be granted leaves of absence.

(b)	Up to four (4) Flight Attendants will be granted leaves of absence to participate in Union activities, including contract negotiations with the Company.

2.	Flight Attendants on Union leaves for an entire bid period may paper bid and will be paid in accordance with Section 25-D of this Agreement, provided the Company is reimbursed by the Union in accordance with Section 25-D of this Agreement.

3.	Flight Attendants on Union leaves will continue to accrue both seniority and longevity.

4.	Flight Attendants on Union leaves will retain the same pass travel benefits as active employees.

I.	Military Leave

1.	Upon request, Flight Attendants shall be granted unpaid leaves of absence in accordance with the USERRA.

2.	Flight Attendants and their dependants will be eligible for pass benefits.

3.	Flight Attendants will continue to accrue longevity while on military leave.

SECTION 13

FURLOUGH AND RECALL

A.	Furlough and Recall

1.	As soon as practicable, upon a decision to furlough or recall Flight Attendants, the Company shall notify the MEC President. Such notification will indicate the approximate number of Flight Attendants to be furloughed/recalled and a list of the employees to be furloughed/recalled.

2.	In the event a reduction in personnel is required, a leave of absence or time off without pay will be granted in seniority order to any Flight Attendant(s) who request it prior to furloughing. Leaves and time off without pay will be for a specified length of time. Flight Attendants will continue to accrue longevity for pay purposes for up to one-hundred and eighty (180) days when accepting a leave to prevent furlough.

3.	When it becomes necessary to furlough, Flight Attendants will be provided fourteen (14) calendar days advance notice either in person or at the last address on file with the Company, or pay in lieu thereof. The fourteen (14) days notice will be waived if the furlough is caused by revocation of the Company’s operating certificate, grounding of a substantial number of Company aircraft, a work stoppage among AirTran employees, or an emergency which directly affects AirTran’s operations.

4.	A furlough will be effected by reverse system seniority; however, a Flight Attendant will be permitted to return from or to complete a trip out of seniority.

5.	A Flight Attendant who is furloughed will continue to retain and accrue seniority for a period of two (2) years, or the length of service as an AirTran Flight Attendant, whichever is greater, up to a maximum of five (5) years, at which time the Flight Attendant will be removed from the seniority list. The Flight Attendant will not accrue longevity for pay purposes after a period of one-hundred and eighty (180) days from the reduction in force or furlough date.

6.	A Flight Attendant furloughed for less than a month will lose no benefits.

7.	A Flight Attendant who is furloughed or accepts leave in lieu of furlough shall have her/his insurance continued at Company expense for the first thirty (30) days following such furlough or leave. Subsequently the Flight Attendant at her/his option will be permitted to continue insurance at COBRA rates for the duration of the furlough or leave.

B.	Recall

1.	Recall from furlough shall be in order of seniority. When all furloughed Flight Attendants have been recalled and additional Flight Attendants are needed, early recall from leave in lieu of furlough shall be in reverse seniority order.

2.	Flight Attendants will be given as much notice as possible prior to recall but shall receive written notice of recall no less than fourteen (14) calendar days prior to the date they are scheduled to report for duty.

3.	Flight Attendants who have been furloughed for more than six (6) months may decline recall once and will continue to retain and accrue seniority until recalled a second time. The Flight Attendant will send her/his notice to decline recall in writing to the Vice President of Inflight Service, or designee.

4.	Flight Attendants will notify the Company in writing within seven (7) days after receipt of the notice of their intent to accept recall. Failure to respond within the seven (7) day period will result in removal of the Flight Attendant’s name from the seniority list.

C.	General

1.	All furlough and recall notices shall be sent by certified mail, return receipt requested, or delivered in person.

2.	A Flight Attendant shall promptly file any change of address with the Vice President of Inflight Service, or designee, while on furlough.

3.	A Flight Attendant on furlough shall retain space available pass privileges on the Company’s route system for one (1) month from the date of actual furlough.

4.	A Flight Attendant on furlough will be paid at the time of furlough for all accrued vacation. Such pay will be at the applicable pay rate the Flight Attendant had at the time of furlough.

SECTION 14

FILLING OF VACANCIES

A.	Opening of New Domiciles

1.	When the Company opens a new base, the Company will as soon as practicable, notify the MEC President as well as post a notice for a minimum of fourteen (14) days in all domiciles and domicile co-terminals, to allow Flight Attendants to submit a standing bid (for the new base) or amend their standing bid (to include the new base), if they so desire. The posted notice will advise the date on which the vacancies will be awarded, based upon the standing bids on file on that date. The Company will award openings at a new base to Flight Attendants in seniority order according to the standing bids on file. After the bidding period has closed, the award will be made and posted in the domiciles and domiciles co-terminals and Flight Attendants will be given no less than fourteen (14) days from date of bid award to report to the new domicile.

2.	Flight Attendants who transfer to a newly established domicile will carry their seniority to that new base.

3.	Permanent vacancies at a new base will begin on the first day of a new bid period. The Company will offer lines of flying for bid in the new domicile.

B.	Vacancies At An Existing Domicile

1.	Permanent vacancies at an existing domicile will be filled in seniority order by Flight Attendants with a standing bid on file. A standing bid will indicate a different domicile or domiciles to which the Flight Attendant desires to transfer and may be submitted, amended or withdrawn at any time. If not submitted, amended or withdrawn prior to a vacancy award, and a vacancy award occurs, the award is final based upon the standing bid on file on the date of the vacancy award. The Company will date and time stamp the receipt of each standing bid and, upon request, provide the Flight Attendant with a copy of the document after it has been dated and time stamped. Should the standing bid process be automated, the Flight Attendant will be required to submit any bids through the automated system. Once an award is made, based upon the standing bids on file on the date of the award. Flight Attendants will not be permitted to retroactively submit, amend or withdraw their standing bid. All standing bids will only have a prospective effect from the date and time received by the Company.

2.	In the event vacancies are not filled through the standing bid process, (i.e., not enough standing bids on file), the Company may assign the most junior Flight Attendants or hire new Flight Attendants for the open vacancies for that domicile.

3.	Once a transfer is effected upon the exercise of the standing bid procedure, the transferred Flight Attendant will not be eligible to submit a standing bid to another domicile for six (6) months from the effective date of the transfer. This six (6) month restriction may be waived by the Company.

4.	A Flight Attendant with a standing bid on file will be expected to transfer to a vacancy at an existing domicile when the transfer is awarded.

5.	Flight Attendants will be given no less than fourteen (14) days from date of bid award to report to assignment.

6.	Flight Attendants who transfer to an existing domicile will carry their seniority to that base.

7.	Once each month the Company will compare standing bids on file to determine if there are reciprocal base transfer requests. When such reciprocal base transfer requests exist, the Company will grant the transfer requests based upon system seniority and notify the Flight Attendants of their new base and the effective date of the new base assignment. Such transfers will not be considered to be at Company request.

C.	Closing of Domicile/Base Reduction

1.	When a domicile is closed or when Flight Attendants can no longer hold a position at their domicile, they may exercise their seniority to bid a vacancy at any domicile which the Flight Attendant’s seniority can hold. If no such vacancy exists, the Flight Attendant can displace the most junior Flight Attendant in the system.

2.	An involuntary move to another base occasioned by a base closing or base reduction will be considered to be at Company request.

3.	The Company will notify the affected Flight Attendant in writing by mailing a displacement notice at least twenty-one (21) days prior to the effective date of the displacement. A copy will be provided to the LEC President.

4.	A Flight Attendant involuntarily displaced from a base by a reduction in force or furlough shall be afforded an opportunity to fill subsequent open vacancies at that base, in system seniority order, before any other Flight Attendants not so displaced are given that opportunity. Once the opportunity is afforded to the displaced or furloughed Flight Attendant, she/he is not entitled to another priority opportunity to return to the base from which displaced.

5.	A Flight Attendant who is involuntarily displaced from a domicile will not be subject to the limitations imposed by paragraph B.3 above.

D.	Temporary Vacancy

1.	A temporary vacancy will be posted for a bid with the current month bid package. If there are no bids on the vacancy, the Company may assign the most junior Flight Attendant available.

2.	A temporary assignment will be awarded or assigned for one month at a time.

3.	Lodging and per diem will be provided in accordance with Section 3 for the entire month at the temporary domicile.

4.	The Company will provide deadhead transportation on a positive space basis to and from the assignment.

5.	Temporary vacancies will be offered to Flight Attendants at domiciles which have sufficient staff to allow the departure of a Flight Attendant without causing additional temporary vacancies to be created.

6.	Flight Attendants who are awarded or assigned a temporary vacancy can exercise their System Seniority to bid on the remaining lines after Flight Attendants occupying permanent positions at the domicile have received bid awards.

E.	General

1.	If there are no successful bidders for a vacancy, the Company may assign the most junior Flight Attendant to the vacancy. When there is a simultaneous reduction of a base and the creation of new positions, which remain unbid, the assigned Flight Attendant will be the most junior Flight Attendant at the domicile being reduced.

2.	Subject to the needs of the service a Flight Attendant who transfers from one base to another will retain previously awarded vacation period(s). When the requirements of the service do not permit the Company to allow the transferring Flight Attendant to take vacation(s) at the time previously awarded, the Flight Attendant shall be permitted to take vacation at a mutually agreeable time prior to the end of the vacation year.

3.	The assignment of newly hired Flight Attendants to their initial base assignment shall not be considered to be at Company request. Once assigned to a base, there shall be no restrictions on newly hired Flight Attendants related to their ability to transfer to a different domicile. Newly hired Flight Attendants may submit a standing bid at any time.

SECTION 15

MOVING EXPENSES

A.	For the purpose of relocating a Flight Attendant’s residence from her/his previous domicile to her/his new domicile, the Company will pay a moving allowance, “Company assisted paid move” of up to $1,200.00 to any Flight Attendant who is transferred to a newly opened domicile, or to a Flight Attendant who is required to transfer to a new domicile as a result of her/his domicile being closed or reduced. A domicile will be considered a new domicile for a period of three (3) bid periods or until the originally published staffing requirements have been met, whichever occurs last, after the first flight assignment starts in that domicile. The Company, upon request, will advance to the Flight Attendant $500.00 against the total prior to the transfer. Failure to provide the Company with adequate receipts will allow the Company to recoup part or the entire $500.00 advance. If the Flight Attendant leaves the employment of the Company without submitting adequate receipts, the Company will deduct the unsubstantiated amount from the Flight Attendant’s final paycheck.

B.	Flight Attendants who are successful initial bidder s to a newly established domicile or who are required to transfer as a result of their domicile being closed or reduced will receive one (1) round trip on a positive space basis at no charge between the previous and new domicile.

C.	Moving Days

1.	Flight Attendants who are changing domiciles as defined in paragraph A above will be provided with up to four (4) consecutive days free from duty with the Company to relocate from their previous domicile to their new domicile.

2.	Such Flight Attendants will provide the Manager of Crew Resources or designee with a written request for specific moving days by the tenth (10th) of the month prior to the month in which they wish to move. Moving day requests will be awarded daily in seniority order. In the event the Company is unable to grant the specific days requested, alternate days will be provided as near to the days requested by the Flight Attendant as possible.

3.	Once the Company grants the moving days the Flight Attendant cannot be rescheduled to work on those days unless mutually agreed to by the Flight Attendant and the Manager of Crew Resources or designee.

4.	The minimum monthly guarantee will not be affected by the adjustment to permit moving days.

D.	The Company’s obligation for a paid move, including moving days, to the new domicile will terminate if not used within three (3) months commencing with the Flight Attendant’s first flight assignment at the new domicile. Receipts supporting claims for moving allowances must be filed within forty-five (45) days after the date of the move.

E.	Except for Flight Attendants transferring to a new domicile as specified in A above, Flight Attendants awarded vacancies at a different domicile pursuant to their standing bid, new hire Flight Attendants and Flight Attendants making voluntary transfers to a different domicile shall pay their own moving expenses.

SECTION 16

MISSING, INTERNMENT, PRISONER AND HOSTAGE BENEFITS

A.	A Flight Attendant, who, while engaged in the course of duties for the Company, is interned, captured, held as a prisoner or hostage, by a group or individual shall have all benefits, including compensation continued without interruption. The Flight Attendant so affected will be paid in accordance with the option selected in paragraph B below on a monthly basis, with compensation being based upon the average of the Flight Attendant’s previous three (3) months W2 earnings. The Flight Attendant shall continue to retain and accrue seniority during any such period. The time, during which a Flight Attendant is interned, captured, held as prisoner or hostage shall be considered service with the Company for all purposes, including but not limited to FMLA eligibility, sick leave and vacation accrual. Compensation and benefits will continue until the Flight Attendant is released or confirmed dead. Upon death, all normal death benefits are payable as provided herein.

B.	The monthly compensation allowable under this Section to a Flight Attendant interned, captured, held prisoner or hostage shall be, at the option of the Flight Attendant: (1) credited to the Flight Attendant on the books of the Company and thereafter held for her/his account without interest, or (2) disbursed by the Company to the person or persons designated by the Flight Attendant for that purpose. The Company shall require each Flight Attendant to execute and deliver to the Company a written direction showing to whom payments are to be made on a form which shall be prepared by the Company.

SECTION 17

INSURANCE

A.	Insurance shall be provided to the Flight Attendants under the same conditions as it applies to any craft or class of employees employed at the Company. Short-term disability shall be provided to the Flight Attendants under the same conditions as it applies to any craft or class of employees as the Company, should such a program be adopted.

SECTION 18

RETIREMENT

A.	Flight Attendants 401(k) Savings Plans

1.	Eligibility for participation will begin after six (6) months of service.

2.	Employees will be allowed to contribute up to the maximum allowable under IRS regulations.

3.	The Company will match ten (10) percent of the first fifteen (15) percent contributed by the employee.

4.	Employees will become immediately vested in their contributions to their 401(k) plan, and will become vested in the Company’s matching contributions upon completing three (3) years of employment with the Company.

5.	Effective July 1, 2005 the Company will amend the provisions of the current Flight Attendants 401(k) Savings Plan as follows:

(a)	For employees with more than four (4) years of service as a Flight Attendant, the Company will match twenty (20) percent of the first fifteen (15) percent contributed by the Flight Attendant.

(b)	For employees with more than seven (7) years of service as a Flight Attendant, the Company will match thirty (30) percent of the first fifteen (15) percent contributed by the Flight Attendant.

(c)	For employees with more than ten (10) years of service as a Flight Attendant, the Company will match forty (40) percent of the first fifteen (15) percent contributed by the Flight Attendant.

SECTION 19

GRIEVANCES

A.	General

Grievance procedures set forth below shall be applicable to disputes between the parties arising from the terms and conditions of the employment relationship or out of the interpretation or application of the terms of this Agreement.

1.	All grievances will include a short concise statement of the facts out of which the grievance arose, the name and employee number of the Flight Attendant involved, a reference to the provisions of this Agreement that were allegedly breached, and the request for relief.

2.	All written notifications must be delivered in person or by certified mail, return receipt requested, or express delivery, provided that such method can provide proof of receipt.

3.	All time limits in this Section may be extended, in writing, by mutual agreement.

4.	If desired, a Flight Attendant has the right to a representative of choice at any stage of this grievance procedure.

5.	Where a Flight Attendant is chosen to act as the representative of or a witness for another Flight Attendant, this Flight Attendant will be given a leave of absence for a time sufficient to permit appearance as such representative or witness, operations permitting. If operations do not permit a necessary witness or representative to be present, the Company will reschedule the hearing.

6.	Witnesses and representatives who are employees of the Company shall receive transportation in accordance with applicable pass travel policies.

7.	If any decision made by the Company under the provisions of this Section is not appealed by the Union within the time limit prescribed for such appeal, the decision of the Company shall become final and binding. If the Company fails to hold a hearing or render a decision within the time limit prescribed, the grievance shall be considered denied and the grievance shall proceed to the next step.

8.	All appeal submissions to the System Board of Adjustment shall be made in conformity with Section 20, Paragraph E, of this Agreement.

B.	Non-Disciplinary Grievances

1.	Prior to the filing of a grievance, the Flight Attendant (or Flight Attendants) or a Union representative shall discuss the matter with her/his supervisor in an effort to resolve it.

2.	Written grievances must be submitted to the Director-Inflight Service, or designee, within thirty (30) calendar days after the Union reasonably would have had knowledge of the facts upon which the grievance is based. A hearing must be held within ten (10) business days after receipt of the written grievance. The Director-Inflight Service, or designee, will give her/his decision in writing to the Union with a copy to the grievant(s) within ten (10) business days after the conclusion of the hearing.

3.	If the decision in Paragraph 2 above is not satisfactory to the Flight Attendant, it may be appealed by the Union to the System Board of Adjustment within thirty (30) calendar days after the aggrieved Flight Attendant’s receipt of the decision.

C.	Grievances Pertaining to Discipline and Discharge

1.	Flight Attendants who have completed probation may not be disciplined or discharged except for just cause.

2.	When a Flight Attendant is requested to meet with management, she/he shall be advised that she/he has a right to Union representation. Notices pertaining to disciplinary matters are to alert Flight Attendants of the substance of the allegations of misconduct.

3.	Flight Attendants will be notified in writing of discharge or disciplinary time off. The charges will be written in precise terms.

4.	A Flight Attendant so disciplined or discharged will be granted a hearing provided the Union or the Flight Attendant files a written request for hearing with the Director-Inflight Service, or designee, within ten (10) business days from the date the Flight Attendant received written notice of such discipline or discharge.

5.	Such hearing shall be held before the Director-Inflight Service, or designee, within ten (10) business days of the date she/he received the written request for a hearing.

6.

When it is mutually agreed that a stenographic report is to be taken of the hearing in whole or in part, the cost will be borne equally by both parties to the dispute. In the event it is not mutually agreed that a stenographic report of the proceedings be taken, any stenographic report taken of such hearing made by either of the parties to the dispute shall be furnished to the other party, upon request, provided that the cost of such stenographic record so requested shall be borne equally by both parties.

7.	Within ten (10) business days after the close of such hearing, the Company shall announce its decision in writing and furnish the Flight Attendant and the Union a copy thereof.

8.	If the decision in Paragraph 7 above is not satisfactory to the Flight Attendant, it may be appealed by the Union to the System Board of Adjustment within thirty (30) calendar days after receipt of the decision by the aggrieved Flight Attendant.

9.	Nothing in this Section shall be construed as extending a right of hearing related to discipline and discharge of Flight Attendants during their probationary period.

10.	Flight Attendants may be held out of service pending investigations or hearings under this Section. Flight Attendants will be ineligible for pass travel benefits while held out of service, except to attend meetings pertinent to the investigation or hearing or to return to the location of their primary residence. Where exonerated, Flight Attendants’ personnel records will be cleared of any charges and they will reinstated with full seniority and with pay for time lost equal to what they would have ordinarily earned had they remained in service.

11.	No written material relating to disciplinary proceedings may be placed in any Flight Attendant’s file until it has been initialed by the Flight Attendant concerned. In initialing this material, the Flight Attendant is merely acknowledging receipt and is in no way admitting fault.

12.	Any derogatory information placed in a Flight Attendant’s file will be removed after a period of not more than twelve (12) months, providing no other related incidents occur within that twelve (12) month period.

13.	FAA, discrimination (e.g., sexual harassment), or other government-related documents may be kept in a Flight Attendant’s file longer than twelve (12) months, but in no case may this information be kept in a Flight Attendant’s file longer than the time period required by the FAA or other government entity.

14.	With a Flight Attendant’s written consent, a Union representative may review a Flight Attendant’s personnel file(s) in coordination with the Inflight Office. The review of the file will be accomplished during Inflight Supervisor office hours.

15.	If the Company schedules a meeting with a probationary Flight Attendant for possible termination, the probationary Flight Attendant may have another employee or a Union representative accompany her/him to serve as a witness. Such meetings will not be unreasonably delayed to permit a witness to be present.

SECTION 20

SYSTEM BOARD OF ADJUSTMENT

A.	In compliance with Section 204, Title II of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment for the purpose of adjusting and deciding disputes which may arise out of grievances or under the terms of any Agreement which are properly submitted to it. The Board shall be known as “AirTran Airways, Inc. Flight Attendant System Board of Adjustment,” hereinafter referred to as the “Board”.

B.	The Board shall consist of three (3) members, one (1) of whom shall be appointed by the Union, one (1) by the Company, and one (1) neutral member, selected in accordance with this Section. With the exception of neutrals, all adjustment board members will be employees of AirTran.

C.	1.	Appointments of members of the Board shall be made by the respective parties within thirty (30) days from the date of the signing of this Agreement for a term of two (2) years or until their successors have been duly appointed. Said appointees shall meet in the city of Atlanta, Georgia within forty-five (45) days from the date of the signing of this Agreement, and shall organize and select a Chairperson (Union appointee in even numbered years) and Vice Chairperson (Company appointee in even numbered years), both of whom shall be members of the Board. The Board shall designate one (1) to act as Chairperson and one (1) to act as Vice Chairperson. Each officer so elected shall serve for the remainder of the then calendar year or until the successor has been duly selected.

2.	The office of the Chairperson shall be filled and held alternately by a Union member of the Board and by a Company member of the Board. When a Union member is Chairperson, a Company member shall be Vice Chairperson, and vice versa. The Chairperson, or in her/his absence, the Vice Chairperson, shall preside at meetings of the Board and at hearings and shall have a vote in connection with all actions taken by the Board.

D.	The Board shall consider any dispute submitted to it by the President of the Union or designee or by the Chief Executive Officer of the Company or designee when such dispute has not been previously settled in accordance with the terms provided in this Agreement. The jurisdiction of the Board shall not extend to proposed changes in hours of employment, rates of compensation, or working conditions.

E.	1.	All disputes properly submitted to the chairperson of the Board must be in writing with a copy to the Vice Chairperson and must be submitted within thirty (30) days after receipt of the final decision by the highest Company official to hear the dispute. The submissions to the Board must include:

Question or questions at issue;

Statement of facts;

Position of Flight Attendants and remedy requested; and

Position of Company and remedy requested.

2.	When possible, joint submissions should be made, but if the parties are unable to agree upon a joint submission, then either party may submit the dispute and its position to the Board. No matter shall be considered by the Board which has not first been handled in accordance with the appeals provisions of this Agreement.

3.	Unless the Company and the Union agree upon a combination of cases to be presented to the Board, each case presented will be treated as a separate case.

F.	After a dispute has been submitted to the System Board and prior to scheduling the arbitration hearing, the Company and the Union shall by mutual agreement schedule sessions for the purpose of discussion and resolution of grievances. In disciplinary cases, a settlement is subject to the prior approval of the Grievant. These “settlement discussions” shall, at a minimum occur once each calendar quarter (no later than the fourth week of each quarter), or more often as otherwise agreed.

1.	Both the Union and the Company will select its representatives to attend these “Settlement Discussions”.

2.	All settlements shall be reduced to writing and executed by the respective parties. All such settlements shall then be final and binding on the Company, the Union, and all affected Flight Attendants.

G.	Unless extended by agreement of the parties, at any time within 180 days following the submission of a dispute to the System Board in accordance with E.1 above, either the Union or the Company may request a panel of seven (7) arbitrators from the Nation Mediation Board. Such request may occur prior to, during, or subsequent to settlement discussions pursuant to F of this Section.

H.	When settlement discussions have not produced a settlement, the Company and the Union may agree upon the selection of a neutral member of the Board. If no agreement can be reached, then the parties shall use the panel of seven(7) neutrals provided by the National Mediation Board. Within fifteen (15) days following receipt of the list, the parties will alternately strike a name from the list until one (1) name remains which will be designated the neutral. The Union shall strike first.

I.	1.	Flight Attendants and the Company shall have the right to be represented at Board hearings by such person as they may choose and designate.

2.	Evidence may be presented either orally, in writing, or both.

3.	The Board may, by a majority vote, summon any witnesses who are employed by the Company and who may be deemed necessary by the parties to the dispute, or by either party, or by the Board itself.

4.	The number of witnesses summoned at any one time shall not be greater than the number which can be spared from the operation without interference with the operation of the Company.

J.	A majority vote of the members of the Board shall be competent to reach a decision. Decisions of the Board properly referable to it shall be final and binding.

K.	Board members will be free to discharge their duty in an independent manner without fear that their relations with the Company or Union may be affected in any manner by any action taken in good faith in their capacity as a Board member.

L.	The System Board shall maintain a complete record of all matters submitted to it for consideration. Further, the Board shall maintain a complete record of all findings and decisions made by it.

M.	When it is mutually agreed that a stenographic report is to be taken of any hearing, the cost will be borne equally by both parties to the dispute. In the event it is not mutually agreed that a stenographic report of proceedings will be taken, any transcript made by either of the parties shall be furnished to the other party upon request, provided that the cost of such written record so requested shall be borne equally by both parties to the dispute.

N.	The expenses and reasonable compensation of the neutral member will be borne equally by the parties. Each of the parties will assume the compensation, travel expense, and other expenses of the Board members selected by it and the witnesses called by it. Board members and a reasonable number of witnesses who are employees of the Company will be granted free positive space transportation over the lines of the Company consistent with Company policy limitations, to the point at which they must appear as witnesses and return, to the extent permitted by law.

SECTION 21

GENERAL

A.	A personnel file will be maintained for each Flight Attendant. Files shall contain all reports and written orders issued to the Flight Attendants, and all regulatory proficiency checks and other documents affecting a Flight Attendant’s employment relationship with the Company. Training files will be maintained at the Company headquarters or at other designated locations as appropriate. Upon written request of the Flight Attendant, these files are available for inspection by the Flight Attendant, or authorized representative, and may be copied upon written request, at the expense of the employee.

B.

  1.    Flight Attendants who have suffered physical or mental problems resulting from an accident, incident or hijacking in the course of their employment, at their option, will receive consideration for a position elsewhere in the Company.

  2.    In the event of an accident or incident involving an aircraft crewed by AirTran Airways Flight Attendants, the Company shall notify the Union Air Safety Committee Representative of the event. In the event of resulting fatalities or serious injury, the Company shall make every effort to notify the Flight Attendant’s family.

  3.    In the event of an accident or incident as defined by the FAA, the Company will pay the injured Flight Attendant(s) the difference between the Workers’ Compensation pay and their average monthly compensation for the last six months (85 hours if the Flight Attendant has not been employed for six month) for up to six (6) months.

  4.    The Company shall provide Flight Attendants who have suffered physical or mental problems resulting from an accident, incident, or hijacking, in the course of their employment a positive space pass, service charge waived, on the next available flight to the Flight Attendant’s home or domicile.

  5.    If the Company requests Flight Attendants to participate in an official capacity (confirmed by the NTSB) in an aircraft accident investigation involving Company aircraft, the Flight Attendants will do so without loss of pay.

C.

  1.    The Company shall hold harmless, indemnify and provide legal counsel for Flight Attendants named as a defendant or subpoenaed as a witness by a claimant in legal proceedings arising out of the Flight Attendants’ performance of their duties, except where such conduct by a Flight Attendant in the performance of her/his duties is determined to be willful or wanton or gross negligence.

2.	When Flight Attendants are removed from a flight or flights for the purpose stated above, they shall be paid and credited for what they normally would have earned, plus actual expenses incurred. If the above occurs on a day(s) off, that Flight Attendant will be paid and credited four (4) hours per day.

D.	Flight Attendants shall not be responsible for the performance of aircraft grooming duties such as sweeping the aircraft, stowing magazines in seat pockets, cleaning tray tables, removing garbage from the aircraft or for cleaning up the emissions of passengers’ air sickness at any station. However, a Flight Attendant’s normal duties include tidying of the aircraft during flight and neatness of the aircraft galley and service items.

E.	The Company shall render all possible assistance in obtaining transportation for an ill, injured or deceased Flight Attendant and the immediate family of the Flight Attendant.

F.	Passes and Reduced Rate Travel

1.	It is agreed that the pass transportation regulations as established by the Company policy, and in effect at the signing of this Agreement, will apply to all Flight Attendants. The pass program may change, but under no circumstances would Flight Attendant privileges be less than the general population of employees. It is further agreed that any additional pass entitlements, within the control of the Company, extended to any other represented employee group during the term of this Agreement will also be extended to Flight Attendants.

2.	A Flight Attendant in any of the following categories shall be granted passes and reduced rate transportation on and off line pursuant to the Company pass policy:

a.	An active Flight Attendant;

b.	A furloughed Flight Attendant in accordance with Section 13, Furlough and Recall.

c.	A Flight Attendant on Leave of Absence in accordance with Section 12, Leave of Absence.

d.	A Flight Attendant on Union leave of absence.

3.	Members of a Flight Attendant’s immediate family shall be granted passes and reduced rate transportation on and off line according to the AirTran

Airways pass policy. For purposes of this Section, immediate family is defined as spouse/designated companion, children and parents.

4.	The spouse/designated companion (up until she/he may remarry/have another companion) and dependent children (up to age 21), of a Flight Attendant who dies while employed by the Company due to an on duty accident or on the job injury will be entitled to on line passes on the same basis as an active Flight Attendant. The spouse/designated companion and dependent children of a Flight Attendant who dies while employed by the Company for reasons not associated with an on duty accident or an on the job injury will be entitled to on line passes as provided for in Company pass policy, which shall be the same as applicable to the general population of employees.

5.	Active Flight Attendants with at least one (1) year of service will have the ability to prepay for up to six (6) buddy/guest passes in advance by payment of the appropriate charges. Flight Attendants will have the ability to arrange for the use of prepaid buddy/guest passes by calling Reservations or utilizing such other electronic procedures as may be instituted and will not have to submit separate written requests to the Pass Department.

6.	Interline pass opportunities, including tours, cruises, and similar reduced rate opportunities will be made available to Flight Attendants on the same basis as they are made available to the general population of employees.

G.	Flight Attendant Mail Boxes

The Company shall provide a mailbox for Flight Attendants in their domicile.

H.

  1.    The parties agree that the Union and the Company will not discriminate with respect to any individual covered by this Agreement based upon disability, race, religion, sex, color, creed or national origin. They will also comply with the provisions of the Age Discrimination Act and the Americans with Disabilities Act and any state or national law pertaining to sexual preference.

2. No employee covered by this Agreement will be interfered with, restrained, coerced or discriminated against because of membership in the Union or engaging in lawful Union activities.

I.	Except in instances of willful misconduct, Flight Attendants shall not be required to pay for damage to company property.

J.	Any deviation from this Agreement may be made by mutual agreement between the Company and the Union. Such mutual agreement must be in writing and signed by the appropriate officials of the parties thereto.

K.	The Company will administer its Attendance Policy for Flight Attendants and other policies affecting Flight Attendants in a non-discriminatory and equitable manner.

L.	Jump Seat

1.	The cabin jumpseat, when available on any Company flight will be available to all Flight Attendants on the Master Flight Attendant Seniority list in accordance with all applicable regulatory rules and Company policies.

2.	The MEC President/designee may recommend to the Company reciprocal jumpseat arrangements with other carriers.

3.	The Company shall maintain a list of other companies who offer reciprocal jumpseat privileges.

4.	Available cabin jumpseats (i.e., not being used for Company business) will be filled in accordance with the following priorities:

a.	AirTran Airways Flight Attendants covered by this Agreement in seniority order up to one (1) hour prior to scheduled departure. Within one (1) hour of scheduled departure, the jumpseat will be awarded on a first-come, first-serve basis.

b.	Other AirTran Airways employees authorized by the Company to occupy a cabin jumpseat.

c.	Flight Attendants from other carriers with a reciprocal cabin jumpseat agreement with the Company, on a first-come, first-serve basis.

5.	Flight Attendants from other airlines may not ride on the actual jumpseat unless authorized by the Company. In no case should a Flight Attendant from another airline bump an AirTran Airways Flight Attendant from the jumpseat. Additional Cabin Jumpseat riders from other airlines shall be permitted to occupy passenger seats, if available, by paying the appropriate monetary charge.

6.	Cabin jumpseat forms may only be utilized for one (1) cabin jumpseat rider on each flight.

7.	Flight Attendants will not be required to wear their uniform while occupying the Flight Attendant jumpseat when traveling for personal reasons provided the Flight Attendant conforms to the Company’s dress code for pass riders and the Company identification badge is worn above the waist and is visible at all times.

M.	Domicile Facilities/Equipment

1.	Within 90 days following the effective date of this Agreement, the Company shall designate a location at the ATL base, as convenient to the Crew Lounge as possible, for the Flight Attendants to leave their travel bags and totes when on duty and transiting the base.

2.	Within 120 days following the effective date of this Agreement, the Company shall provide a quiet location for Flight Attendants to relax while transiting the ATL base.

N.	Catering Duties

At online stations, the Company shall arrange for catering supplies and/or promotional items to be stowed on the aircraft. When Flight Attendants request additional catering supplies near departure time, they will assist in the stowage of such catering materials.

O.	PEGASUS CHECK-OFF

1.	The Company shall deduct a monthly contribution to the Union’s Pegasus Project from the pay of each Flight Attendant who voluntarily authorizes such contributions on the forms provided for that purpose by the Union (referred to herein as “Check-Off Forms”).

2.	The language of the form shall be as follows:

To: AirTran Airways:

I hereby authorize and direct the Company to deduct $                      out of my gross earnings per paycheck and to remit that amount to the Association of Flight Attendants’ Pegasus Fund.

This authorization is voluntarily made based on my specific understanding that:

The signing of this authorization and the making of this voluntary contribution are not conditions of membership in the Union or employment of my employer;

Any guideline amount suggested by a specific fund or its representatives is only a suggestion and I may contribute more or less and will not be favored or disadvantaged by the Union for doing so;

I may refuse to contribute without reprisal; and Pegasus, which is connected with the Association of Flight Attendants-CWA, shall use the money it receives solely for its intended purposes.

This authorization shall remain in full force and effect until revoked in writing by me, pursuant to the provisions of the Agreement between AirTran Airways, Inc., and the Association of Flight Attendants-CWA.

Name

File Number

Signature

Date

3.	All Check-Off Forms will be submitted through the MEC President who will forward the original signed copy to the Company. A properly executed Check-Off From, filed before and received by the Company prior to the 10th of any month will become effective the 1st of the following month. Illegible or improperly executed forms will be returned to the MEC Office.

4.	Any notice of revocation as set forth in the Check-Off Form must be in writing, signed by the Flight Attendant and delivered by certified mail to the Company with a copy to the MEC President. Check-Off Forms and notices received by the Company will be date-stamped on the date received and will constitute notice to the Company as of the date received and not when mailed. Such notices received by the Company and date-stamped by the 10th of any month will become effective the 1st of the following month.

5.	Deduction of a Flight Attendant’s contribution shall be made each month provided there is sufficient balance due the Flight Attendant at the time after all other deductions authorized by the Flight Attendant or required by law (including money claims of the Company and the Credit Union) have been satisfied. The Company will remit all contributions pursuant to outstanding and unrevoked Check-Off Forms, within ten (10) days of the date of the deduction, to the Pegasus Fund, c/o The Association of Flight Attendants-CWA, AFL-CIO, 501 Third Street, N.W, Washington, DC 20001, together with a list of the names of contributing Flight Attendants and the amount of their contributions.

6.	A Flight Attendant who has executed a Check-Off Form and (1) who resigns from the Company; (2) who is laid off; or (3) is otherwise terminated from the employ of the Company shall be deemed to have automatically revoked her/his assignment within a reasonable time period following the date of such action. If she/he (1) is rehired; (2) recalled; or (3) reemployed, further deductions of Pegasus Fund contributions will be made only upon execution and receipt of another Check-Off Form.

7.	It will be the Union’s responsibility to verify apparent errors in deduction of Pegasus Fund contributions before contacting the Company Payroll Department.

8.	AirTran Airways, Inc. shall be held harmless and indemnified by the Union for any claims, which may be made by the Flight Attendant(s) by virtue of the wrongful or incorrect application of any of the terms of this Subsection.

P.	Drug and Alcohol Tests

1.	Drug and alcohol tests will be conducted in accordance with the applicable FAA and DOT regulations and the Company’s FAA Anti-Drug and Alcohol Testing Programs.

2.	A Flight Attendant will be notified of a random drug and/or alcohol test while on duty, and such testing will not be considered a part of any required FAR rest period.

3.	A Flight Attendant, who is removed from a trip for the administration of a drug and/or alcohol test will be paid and credited as per Section 2.L, provided the test results are negative.

4.	In the event of a confirmed positive drug test result, and not later than 72 hours after receipt of notice of a confirmed positive test result (or a later time if documented to the MRO that the delay was beyond the Flight Attendant’s control) a Flight Attendant may request that the Medical Review Officer (“MRO”) arrange for testing of the second split specimen that resulted in the confirmed positive test result. The Company will pay the cost of any subsequent testing of the split sample and such cost will be payroll deducted. If the Flight Attendant’s primary sample tests positive, the Flight Attendant may elect to have the Company direct the laboratory to forward the second sample to any laboratory of her/his choice that is certified to perform such examinations in accordance with the applicable federal regulations. In determining if a test result is positive, the Medical Review Officer will have access to the results of both samples. If the second sample fails to confirm the primary sample result the entire test will be considered to be negative.

5.	A Flight Attendant will only have to submit to a reasonable cause drug and/or alcohol test when two (2) or more Supervisors/Managers (one (1) of whom is trained in detection of the symptoms of possible prohibitive drug/alcohol use) shall substantiate and concur in the decision to test the Flight Attendant who is reasonably suspected of drug/alcohol use.

Q.	Rules Governing Deadhead

Flight Attendants will have positive space “must ride” pre-assigned seats as follows:

1.	Flight Attendants will be listed in the reservation system and may call Crew Scheduling to obtain the record locator.

2.	Window or aisle seats in the forward most Section of the cabin at the time of pre-assignment.

3.	Flight Attendants will be upgraded to Business Class should seats be available at departure time.

4.	Deadheading Flight Attendants shall not be required to occupy a jumpseat.

5.	Scheduled deadheads performed at the end of a pairing for the purposes of returning a crew to their domicile will be scheduled on the first scheduled flight.

R.	L-One Program

1.	The L-One crew position shall be designated as such in the monthly bid package and the Flight Attendant awarded such position shall perform the duties of the L-One crew position.

2.	Flight Attendants who have successfully completed the service training for the L-One position will be given preference for the L-One line position if they bid it in the monthly bid.

3.	If the Flight Attendant awarded the position is not available, then the L-One position for that flight(s) shall be determined by the seniority of the Flight Attendants on the crew, with the most senior having the first option. The Flight Attendant accepting the position will provide the Company office at the earliest practical time the name of the Flight Attendant fulfilling the L-One position. She/he shall receive the appropriate L-One override for the pairing. No more than one Flight Attendant shall receive the L-One override pay for any flight segment.

4.	A Flight Attendant previously trained as a Lead Flight Attendant as of the date of signing this Agreement may continue to be in the L-One Program.

5.	A Flight Attendant who is not trained as a Lead as of the date of signing this Agreement may apply to the Company to be in the L-One Program.

6.	If there is not an L-One program in effect, then there will be a Lead Flight Attendant (L-1 Flight Attendant) receiving appropriate pay for such position.

S.	Language Qualification

If the Company requires language qualification for any flying, or determines that a Language Program is necessary, the Company and the Union agree to negotiate pay, guidelines, and scheduling rules to apply to all flights requiring a language qualified Flight Attendant. Negotiations will begin as soon as practicable after notification. The parties agree to make every effort to reach agreement in direct negotiations. If an agreement has not been reached within either 30 days of the first negotiating session, or within 45 days of the date of notification, the parties agree to submit all open issues related to language qualification to expedited interest arbitration in accordance with Section 20 of this Agreement. Nothing in this paragraph is intended to restrict implementation of the language qualifications pending final agreement with the Union or an arbitration decision. Any amendments to pay will be retroactive to the first flight requiring language qualification.

SECTION 22

NO STRIKE/NO LOCKOUT

A.	The Company, the Union and the employees represented by the Union shall not engage in, encourage, threaten, or assist any strike, slowdown or other restriction or interruption of work during the term of this Agreement and until the exhaustion of the procedures under the Railway Labor Act. Any such prohibited activity, including unfair labor practice strikes, sympathy strikes or any refusal to cross any picket line to perform work or refusal to handle or perform work on any aircraft or aircraft parts because of any labor dispute, even though not initiated or countenanced by the Union, shall be construed to be an essential violation of this Agreement. Any employee engaging in such activity shall be subject to selective discipline up to and including discharge.

B.	It is agreed that the Union, its representatives, officers, stewards and/or other officials are charged with an affirmative duty to maintain this Agreement and shall immediately take all reasonable and necessary steps to prevent or stop such illegal acts as quickly as possible. It is understood and agreed that the Union officers and stewards may be held to a higher standard of discipline in the event that they violate or do not comply with this Section. Such discipline, up to and including discharge, shall be presumed to be for just cause.

C.	The Union and the employees agree that during the term of this Agreement and until the exhaustion of the procedures under the Railway Labor Act, they shall not engage in any hand billing, picketing or boycott of any secondary employer.

D.	The Company shall not engage in any lockouts during the term of this Agreement and until the exhaustion of the procedures under the Railway Labor Act.

SECTION 23

SAVINGS CLAUSE

A.	Should any part hereof or any provisions herein contained be rendered or declared invalid by reason of any existing or subsequently enacted legislation or by any decree of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate the remaining portions hereof, and they shall remain in full force and effect.

SECTION 24

DEFINITIONS

A.	“Trip” means the combination of two or more flights originating from and terminating at the Flight Attendant’s domicile including deadheading.

B.	“Duty time” shall mean all time that a Flight Attendant is on duty from the time the Flight Attendant is scheduled to report or when she actually reports, whichever is later and ending fifteen (15) minutes after the conclusion of his/her flight or release from duty. Deadhead time shall be considered as duty time.

C.	“Bid line” is a full bid period of assignments for a Flight Attendant, in her/his base, with specific dates and trips delineated. It can include scheduled time, days off, as well as known special assignments, and/or reserve duty days.

D.	“Flight Attendant” means an employee of the Company whose duties consist of performing or assisting in the performance of cabin service, standby duty, ground service, and related duties, as defined by the Company Policies and FAA regulations, in a resourceful and gracious manner. These duties include responsibility for applying these services for the welfare, comfort, and safety of passengers. The Flight Attendant will assist passengers with the completion of custom and immigration forms when necessary. Whenever the term Flight Attendant is used, it will include the male and female gender.

E.	“Domicile” (also called base) is a location designated by the Company from which a Flight Attendant group operates and is assigned to duty.

F.	“Calendar day” means a day, which starts at 0001 and ends at 2400 hours local time.

G.	“Union” means the Association of Flight Attendants-CWA, AFL-CIO.

H.	“Lineholder” a full-time Flight Attendant who bids and is awarded a bid line.

I.	“Longevity” means the years of active service with the Company (commencing on the date the Flight Attendant completes initial training) which governs pay raises and benefit accruals as specified in the agreement.

J.	“Build-up Line” means a reserve line of flying constructed after the close of the 48 hour window and which is filled in with reserve days, trips which fall out of regular lines due to vacation, training, other known unavailability of successful bidders, or other open time.

K.	“Open Time” means trips dropped by lineholders, trips remaining unassigned after all lines of flying have been constructed for a domicile for the month, and other miscellaneous flying for which compensation is paid.

L.	“Reserve” means a Flight Attendant who is assigned to a reserve line.

M.	“Reserve Line” means a planned sequence of scheduled days of availability and days scheduled free from availability.

N.	“Company” means AirTran Airways.

O.	“Lead Flight Attendant” (also called First Flight Attendant) is a Flight Attendant who is responsible for providing work guidance to other Flight Attendants and coordinates the performance of Inflight service and safety required on board the aircraft. Normally, there will be a Lead Flight Attendant assigned to a flight which requires more than one Flight Attendant.

P.	“Deadheading” means the time spent by a Flight Attendant not as a crew member traveling from one point to another by air and ground transportation at the direction of the Company.

Q.	“Seniority” refers to the length of service as a Flight Attendant with the Company.

SECTION 25

UNION ACTIVITIES

A.	Union Information

1.	The Company will provide a glass enclosed, locked, bulletin board marked “Association of Flight Attendants – CWA” at each domicile in an area reasonably accessible to Flight Attendants.

2.	The Union may provide a bulletin book marked “Union” at each domicile.

3.	The Union may provide a locked box marked “Union” at each domicile for the purpose of allowing Flight Attendants to deposit written communications to the Union.

4.	The LEC President or specifically authorized designee at each domicile shall be allowed use of Company Flight Attendant mailboxes for distribution of official Union material. She/he shall approve Union authorized material placed in Flight Attendant mailboxes to insure compliance with the Collective Bargaining Agreement.

5.	Material placed in Flight Attendants’ mailboxes, bulletin boards and bulletin books shall be limited to posting of official non-derogatory Union material. There shall be no other general distribution or posting at these locations by the Union, unless the MEC/LEC President and the Vice President of Inflight Service or designee mutually agree that a proposed posting is appropriate. Any notices posted that are not in accordance with this provision shall be removed by the Union unilaterally or at the Company’s request.

B.	New Hire Orientation

1.	A Union representative will be allotted one (1) hour during initial training of each new hire Flight Attendant class for the purpose of Union orientation. The Union will coordinate the date and time of this orientation with the Company.

2.	The Union will provide the Company reasonable opportunity, in advance, to review any materials (video tapes, handouts, etc.) utilized during the orientation.

3.	A Company representative may be present during the orientation.

C.	Flight Attendant Information

1.	Once each month the MEC President will be provided information concerning new hires; transfers; leaves of absence; furloughs; recalls; resignations; terminations; and changes in names, addresses, telephones numbers, or e-mail addresses. This information may be provided electronically.

2.	All orders to Flight Attendants involving a change in domicile, written disciplinary actions, furloughs and leaves of absence shall be stated in writing and copied to the LEC President(s).

D.	Union Business Trip Drops

1.	Subject to the requirements of service, the Company will allow Flight Attendants designated by the Union to drop trips for the purpose of conducting Union business. All requests for trip drops will be directed from the MEC President to the Vice President of In-Flight Service.

2.	Flight Attendants dropping trips for Union business will receive full pay and credit for the dropped trips, including premium pay. They will also accrue seniority, longevity, and all benefits as though they had performed the duty from which released.

3.	The Company will invoice the Union for the cost of the trips dropped for Union business, plus a twenty-six percent fringe override to cover the cost to the Company of benefits and administration.

4.	The Company will make every effort to invoice the Union on a monthly basis and the Union will remit payment to the Company within thirty (30) days of receiving the invoice. Invoices will be directed to the Union’s Accounting Department, 501 Third Street, NW, Washington, DC 20001 and marked “Attention to Accounts Payable”.

5.	At the request of the MEC President, Flight Attendants shall be afforded space available, non revenue transportation without cost over the routes of the Company when on Union business to the extent permitted by law.

6.	When necessary and at the request of the MEC President or designee, the Vice President of Inflight Service will approve a reasonable number of positive space passes over the routes of the company for the purpose of conducting Union business with the Company.

7.	Trips dropped for Union business may be placed in open time.

E.	Air Safety Committee

1.	The Union’s Air Safety Committee Chair will be allowed to participate in proving runs and evacuation demonstrations for new or newly configured aircraft.

2.	The Air Safety Committee and the Company will meet on a quarterly basis, or as needed, to review and discuss safety issues.

F.	Collective Bargaining Agreement

The Union will print the Agreement, including all side letters, and will provide copies of the completed Agreement for all Flight Attendants. The Union will provide the Company with fifty (50) copies of the Agreement.

G.	PAC Contributions

1.	The Company will provide payroll deductions for Flight Attendants’ political contributions to either or both of the Union’s CWA COPE PCC or the Company’s PAC.

2.	The Union’s plan, known as CWA COPE PCC (CWA Committee on Political Education, Political Contribution Committee), will be administered by the Union. The Company’s responsibilities are to withhold from each 10th of the month paycheck the amount authorized by the Flight Attendant. The Company shall remit that amount to the Union within thirty (30) days with administrative cost(s) incurred, if any, by the Company being borne by the Union and remitted to the Company upon receipt of an invoice.

3.	The forms necessary for the administration of CWA COPE PCC will be provided and distributed to the Flight Attendants by the Union.

4.	The Union has no responsibility for the administration of the Company’s PAC.

SECTION 26

UNION SECURITY AND DUES CHECK-OFF

A.	Agency Shop

Each Flight Attendant covered by this Agreement who fails to voluntarily acquire or maintain membership in the Union will be required as a condition of continued employment beginning thirty (30) days after the signing of this Agreement or the completion of her/his probationary period, whichever is later, to pay to the Union each month a service charge as a contribution for the administration of the Agreement and the representation of such Flight Attendant. The service charge will be an amount equal to the Union’s regular or usual monthly dues, initiation fee and periodic assessments, all levied in accordance with the Railway Labor Act and the Union’s Constitution and By-laws, which would be required of the Flight Attendant if a member. Effective sixty (60) days following the ratification of this Agreement, Flight Attendants currently exercising the “opt out” option of the Maintenance of Membership dated September 5, 1998 shall be required to pay dues, service charges, initiation fees and periodic assessments provided for in this Section 26.

B.	Delinquent Dues

1.	If an employee of the Company covered by this Agreement becomes more than thirty (30) days delinquent in the payment of service charges, initiation fees, assessments and/or membership dues, the Union shall notify such employee by certified mail, return receipt requested, copy to the Vice President Inflight Services and the LEC President that she/he is delinquent in the payment of such service charge, initiation fee, assessments and/or membership dues as specified herein and is subject to discharge as an employee, and must remit the required payment within a period of fifteen (15) days or be discharged. The notice of delinquency required under this paragraph shall be deemed to be received by the Flight Attendant, whether or not it is personally received when mailed by the International Secretary-Treasurer of the Union by certified mail, return receipt requested, postage prepaid to the Flight Attendant’s last known address, or to any other address which has been designated by the Flight Attendant. It shall be the duty of every Flight Attendant covered by this Agreement to notify the Union’s Membership Department of every change in home address, or of an address where the notice required by this paragraph can be sent and received by the Flight Attendant if the Flight Attendant’s home address is at any time unacceptable for this purpose.

2.

If, upon the expiration of the fifteen (15) day period, the employee still remains delinquent, the Union shall certify in writing to the Vice President Inflight Services with a copy to the employee, that the employee has failed to remit payment within the grace period allowed and is, therefore, to be discharged. The Vice President Inflight Services shall thereupon take proper steps to discharge such employee from the service of the Company. The effective date of termination shall be fifteen (15) days from the date of the Company’s written notice of termination. The Union will also be so advised. Such discharge shall be for “failure to comply with the terms and conditions of Section 26 of the Collective Bargaining Agreement” which is stipulated to be for just cause.

C.	Review Procedure

1.	A grievance by a Flight Attendant who is to be discharged as a result of an interpretation or application of the provisions of this Section shall be subject to the following procedures:

a.	A Flight Attendant who believes that the provisions of this section have not been properly interpreted or applied as it pertains to her/him, may submit a request for review in writing within five (5) business days from the date of notification by the Vice President Inflight Services as provided in paragraph B.2 above (not from the effective date of the termination). The request must be submitted to the Vice President Inflight Services who shall review the grievance and render an opinion in writing not later than five (5) business days following receipt of the grievance.

b.	If a request for review in writing is not submitted within five (5) business days from the date of notification by the Vice President Inflight Services as provided in paragraph B.2 above, the Flight Attendant will be deemed to have waived the right of appeal and shall, therefore be terminated as soon as possible.

c.

The Vice President Inflight Services or designee shall forward a decision to the employee with a copy to the International Secretary-Treasurer of the Union. Said decision shall be final and binding on all interested parties unless appealed as hereinafter provided. If the decision is not satisfactory to either the employee or the Union, then either may appeal the grievance within ten (10) business days from the date of the receipt of such decision directly to the System Board of Adjustment established by Section 20 of this Agreement. All such grievances shall be processed by the System Board of Adjustment in accordance with the provisions of Section 20, provided, however, that the members of the System Board appointed by the Union and the Company in accordance with the provisions of Section 20, shall not participate in the hearings, deliberations or decisions of the Board. Such grievances shall be presented solely to a neutral referee selected in accordance with Section 20, who shall hear and determine such grievance. Such grievances shall be heard by the System Board within twenty-one (21) days of receipt of the decision by the Vice President Inflight Services. The parties to the System Board proceeding shall be the Grievant, the Union and the Company.

d.	The decision of the neutral referee shall be requested within thirty (30) days after the hearing of the appeal unless otherwise agreed by the Flight Attendant, the Union and the Company and shall be final and binding on all parties to the dispute. The fees, charges and other reasonable expenses of such neutral shall be borne equally by the Grievant and the Union.

2.	During the period a grievance is being handled under the provisions of this Section and until final award by the System Board of Adjustment, the employee shall not be discharged from the Company nor lose any seniority rights because of non-compliance with the terms and provisions of this Section.

a.	An employee discharged by the Company under the provisions of this paragraph shall be deemed to have been discharged for cause within the meaning of the terms and provisions of this Agreement.

b.	The Union agrees that it will indemnify and hold the Company harmless against all forms of liability that shall arise out of or by reason of action taken by the Company, which action was requested by the Union under the provisions of this Section, or arising out of Company compliance with this Section.

D.	Dues Check-Off

1.	The Company will deduct from the pay of each employee covered by this agreement an amount equal to the standard monthly membership dues, service charges, initiation fees and assessments, uniformly levied in accordance with the Railway Labor Act, as amended, and the Constitution and By-laws of the Union, provided such member of the Union executes the following agreed upon form known as a “Check-Off Form.”

2.	For Flight Attendants who have executed a Check-Off Form, deductions will be made in the following manner.

a.	One-half of the deduction for dues or service charge will be made in the first paycheck of the month, and one-half of the deductions will be made in the second paycheck of the month.

b.	Initiation fees will be split into ten (10) equal segments deducted from ten (10) consecutive paychecks.

ASSIGNMENT AND AUTHORIZATION FOR VOLUNTARY CHECK-OFF OF UNION DUES

TO: AIRTRAN AIRWAYS, INC.

I, ______________, hereby authorize and direct ATR to deduct from my pay dues, in an amount equal to such monthly dues, service charges, initiation fees, and/or assessments, as are now or may hereafter be established in accordance with the Constitution and By-laws of the Union, for remittance to the Association of Flight Attendants-CWA.

I agree that this authorization shall be irrevocable for one (1) year from the date hereof or until termination of the Check-Off agreement between ATR and the Association of Flight Attendants-CWA, whichever occurs sooner.

If the Check-Off agreement is terminated this authorization shall be automatically terminated. In the absence of a termination of the Check-Off agreement, this authorization may be revoked effective as of any anniversary date of the signing hereof by written notice given by me to ATR and the Association of Flight Attendants-CWA by certified mail, return receipt requested, during the ten (10) days immediately preceding any such anniversary.

Signature of Employee______________________

Company Seniority Date_____________________

Inflight Seniority Date_______________________

Domicile__________________________________

Date of First Deduction_______________________

3.	a.	During the Flight Attendant’s initial training, the Company will make known to them the dues Check-Off provisions of this Agreement. Those desiring to participate in the payroll deduction plan for the remittance of dues will at the time complete two copies of the above Check-Off form.

b.	One copy of each completed form will be forwarded to the Union’s headquarters office and the other copy to the Company’s Payroll Department. On the first paycheck of the month following completion of the employee’s probationary period, the Payroll Department will begin the appropriate deduction.

c.	The Company will also make available to the Union the names and domicile assignments of those Flight Attendants from that particular graduating class who have elected not to participate in the Check-Off arrangement.

4.	All other Check-Off forms will be submitted from the Union’s headquarters office to the Payroll Accounting Manger, ATR, Orlando, FL. A properly executed Check-Off form, filed before the 15th of any month, will become effective the 1st of the month following its receipt by the payroll section of the accounting department, Orlando, FL. Illegible or improperly executed forms will be returned to the LEC President.

5.	Any notice of revocation as set forth in the Check-Off must be in writing, signed by the employee, and delivered by certified mail, return receipt requested, addressed to the Payroll Accounting Manger with a copy to the LEC President as soon as processed through Company payroll procedures. Check-Off forms and notices so received by the Company will be stamp-dated on the date received and will constitute notice to the Company on the date received and not when mailed.

6.	With thirty (30) days notice from the Union, the Company will deduct from Flight Attendant earnings any assessments levied by the Union.

E.	Dues Deduction

Deductions of total membership dues, service charges and assessments shall be split at the time of the issuance of the first and second paychecks issued each month provided there is a sufficient balance due the employee at those times after all other deductions authorized by the employee or required by law have been satisfied. Within fifteen (15) days after each such payday, the Company will remit to the Union via Electronic Money Transfer all dues, service charges and assessments collected on each such payday pursuant to outstanding and unrevoked Check-Off forms. The Company will promptly send to the Union via electronic medium a separate list of names, domiciles, payroll numbers, pay periods and total amounts deducted for those Flight Attendants for whom such deductions have been made.

F.

No dues, service charges or assessments will be deducted from the wages of any Flight Attendant who has executed a Check-Off Form and who has been transferred to a job not covered by this Agreement, who is on furlough, or who is on leave without pay. Upon such Flight Attendant’s return to work within a classification covered by this Agreement, whether by a transfer, return from a leave without pay, or a recall from furlough, payroll deductions of dues shall automatically be resumed, unless the Flight Attendant has revoked her/his Check-Off Form in accordance with the appropriate provisions of this Section and the Railway Labor Act, as amended.

G.	In the event of a strike or work stoppage by the Union, the Company’s obligation under this Section 26 shall be suspended and be of no force or effect for the duration of such strike or work stoppage.

SECTION 27

DURATION

A.	Unless otherwise specified to the contrary, the terms of these amendments to the 1998 Agreement shall become effective on June 1, 2005, the first of the month following ratification.

B.	This Agreement shall continue in full force and effect until November 30, 2008 and shall renew itself without change each succeeding year thereafter unless written notice of intended change is served in accordance with Section 6, Title 1 of the Railway Labor Act, as amended, by either party hereto not sooner than 365 days nor later than 30 days prior to November 30, 2008, or any subsequent anniversary.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement this [             ] day of May, 2005.

LETTER OF AGREEMENT

between

AIRTRAN AIRWAYS, INC.

and the

FLIGHT ATTENDANTS

In the service of

AIRTRAN AIRWAYS, INC.

as represented by the

ASSOCIATION OF FLIGHT ATTENDANTS-CWA, AFL-CIO

SUBSERVICE WAIVER

THIS LETTER OF AGREEMENT is entered into between AirTran Airways, Inc. (“AIRTRAN”) and the Flight Attendants in the service of AirTran Airways Inc., as represented by the Association of Flight Attendants-CWA, AFL-CIO (“AFA”). AirTran and AFA agree as follows:

If the National Pilot Association (“NPA”) waives the provisions of Section 1.C, Scope, of its collective bargaining agreement with the Company to permit the Company to engage another Air Carrier to provide subservice, AFA will waive the provisions of Section 1.E.2 of the Collective Bargaining Agreement (Section 1.H.3 of the 2005 Collective Bargaining Agreement) to the extent necessary to permit the subservice operation.

This Letter of Agreement shall be in effect on the date reflected below and shall remain effective until the amendable date of the 2005 Collective Bargaining Agreement.

AirTran Airways, Inc.	Association of Flight Attendants-CWA

Stephen J. Kolski	Jon Edenfield
Senior Vice President Operations	MEC President

January 27, 2003

LETTER OF AGREEMENT

between

AIRTRAN AIRWAYS, INC.

and the

FLIGHT ATTENDANTS

In the service of

AIRTRAN AIRWAYS, INC.

as represented by the

ASSOCIATION OF FLIGHT ATTENDANTS-CWA, AFL-CIO

IMPLEMENTATION OF AN AUTOMATED BIDDING SYSTEM

THIS LETTER OF AGREEMENT is entered into between AirTran Airways, Inc. and the Flight Attendants in the service of AirTran Airways Inc (“AirTran”), as represented by the Association of Flight Attendants-CWA, AFL-CIO (“AFA”). AirTran and AFA agree as follows:

1.	This letter of agreement confirms the Company’s intent to offer an Automated Bidding System to its Flight Attendants that will provide the following minimum functions:

a)	Access to the bidding and crew scheduling system from crew domiciles and via standard Internet connection and Browser from any remote location with no specialized licensing or client software.

b)	Initial line bidding and award (including Buddy Bidding)

c)	Pre-month (48 Hour and Secondary) Bidding and award

d)	Automated (Real-time) Trip Trading requests and award

e)	Annual vacation bidding and award and vacation trading.

f)	An Internet-based trading board.

2.	It is understood and agreed that the Automated Bidding System will be implemented in phases as soon as possible. The timeline commitment month is the date the Company anticipates the module to be functional (i.e. tested and operational), subject to vendor resources:

Feature	Implemented No Later Than (time after ratification):
Monthly Initial Bidding	Fourth bidding cycle (e.g. if ratified by May 31, 2005, expect full use in September bidding for October Bid Period)

48 Hour Bid	Fifth Bidding cycle

Trip Trading	Sixth Full Bid Period

Internet Trading Board	Sixth Full Bid Period

Annual Vacation Bidding	For 2006 if ratified before July 1, 2005

Secondary Bidding* (new process defined in agreement)	Sixth Bidding Cycle

3.	There will be no charge to the Flight Attendant to access this service. However, it is agreed and understood that the Company is hereby relieved of any obligation to provide individual printed bid packages after three full months of Monthly Bidding has been conducted with the Automated System. Moreover, Flight Attendants may not use Company resources to print bid packages in whole or in part. (Note: a minimum of twenty bid packages will be published and maintained at the domicile each month for reference purposes only.)

4.	The Company will make available, upon request, a printed bid package on a subscription basis to individual Flight Attendants. The subscription bid packages will be made available under the following terms:

a)	Subscriptions shall be for a minimum period of three months (e.g., Jan-Mar, or Jul-Sep)

b)	Flight Attendant pays the actual cost of bid package production. The cost shall be established and published prior to the beginning of the subscription period. The current estimate for this cost is $6.00 per month.

c)	Bid packages will be delivered to the crew domicile and retrieved by the Flight Attendant from the designated location.

d)	Subscription fees shall be collected by payroll deduction only.

5.	The MEC may appoint an Automated Bidding representative to be involved with Company designated personnel in the design, testing and implementation of the system. After final implementation, further input or suggestions regarding the Automated Bidding System shall be handled in accordance with the Scheduling Committee’s normal input as defined in the working agreement.

6.	The Company shall publish initial training materials (online and/or written) on the use of the Automated Bidding System and will update Flight Attendants via the website about future enhancements.

7.	Once the system is functional all bidding must be accomplished using the system. If the system is not available for bidding, bidding will be accomplished by procedures set forth by the Company.

This Letter of Agreement shall become effective on the date reflected below and shall remain effective concurrent with the Collective Bargaining Agreement.

Agreed by the parties this                          day of                                 , 2005.

AirTran Airways, Inc.	Association of Flight Attendants-CWA

LETTER OF AGREEMENT

between

AIRTRAN AIRWAYS, INC.

and the

FLIGHT ATTENDANTS

in the service of

AIRTRAN AIRWAYS, INC.

as represented by the

ASSOCIATION OF FLIGHT ATTENDANTS-CWA, AFL-CIO

VIRTUAL BASE BID LINES

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between AirTran Airways, Inc. (hereinafter known as the “Company”) and the Flight Attendants in the service of AirTran Airways Inc., as represented by the Association of Flight Attendants-CWA, AFL-CIO (hereinafter known as the “Union”).

Whereas during the course of the current contract negotiations, the parties have discussed the concept of creating a “virtual base” and

Whereas, the parties have determined that there is a sufficient interest among a significant number of Flight Attendants who desire the implementation of a virtual base concept, and

Whereas, the parties have reached certain agreements as to the terms and conditions under which the virtual base concept can be utilized for a trial period to permit all concerned to evaluate the concept under actual conditions,

Now therefore, the parties agree to the following:

Virtual Base Bid Lines

1.	Establishment of Virtual Bases and Lines

a.	Within the parameters set forth in this Letter of Agreement, the Company may institute virtual base bid lines when there are a sufficient number of Flight Attendants who volunteer to bid lines with all trip pairings in that line originating and ending at the virtual base.

b.	Virtual Lines will not exceed ten percent (10%) of the total monthly block hours on the system. This percentage may be increased or decreased by mutual agreement of the parties.

2.	Bidding for Virtual Lines

a.	To institute a virtual base the Company will post a notice that virtual base bid lines will be awarded at a specified virtual base (e.g. Orlando) for three (3)

consecutive bid periods. Flight Attendant’s who desire to volunteer to fly virtual bid lines for the three (3) month period will submit a standing bid to fly lines out of the virtual base and they will be committed to bid those lines for the three (3) bid periods.

b.	Virtual bid lines, including virtual base reserve lines, when applicable, will only have trip pairings that originate and terminate at the virtual base.

c.	Only those Flight Attendants who have volunteered to fly virtual base lines will be awarded/assigned those lines on the monthly bid. Should there not be a sufficient number of bidders, the virtual base lines will be assigned in inverse order of seniority to those Flight Attendants who volunteered to fly the virtual bid lines.

d.	The number of virtual base bid lines will be determined on a month to month basis by the Company but in no event will the number exceed the number of Flight Attendants who have volunteered to fly virtual base bid lines for that three (3) month period.

e.	A standing bid to fly virtual base bid lines can be changed at any time, but the change will not be effective until the end of the three (3) month period and said change(s) must be submitted at least 45 days prior to the end of the three (3) month period.

3.	Awarding Lines:

a.	Virtual Lines will be awarded in seniority order (or assigned in inverse order of seniority) to those Flight Attendants who submit and hold a virtual base bid for the current three (3) month period.

b.	Should there not be a sufficient number of virtual lines at the virtual base for all of the Flight Attendants who hold a virtual base bid, the Virtual base bid holder will be awarded a line at their domicile of record based upon their monthly bid (as of the date of this letter, the domicile of record for all Flight Attendants is Atlanta).

4.	General Rules:

a.	All lines of flying, including virtual bid lines, will be included in the monthly bid package.

b.	Virtual base bid holders will be expected to submit monthly bids based on their system seniority.

c.

Flight Attendants holding a virtual base bid line may swap trips in accordance with the provisions of Section 5, Scheduling. A Flight Attendant may not swap trips that do not originate at the virtual base. Conversely, Flight

Attendants who do not hold a virtual base bid line may not swap trips that originate at the virtual base.

d.	Flight Attendants holding a virtual base bid line may pick up trips at their domicile of record. Conversely, Flight Attendants who do not hold a virtual base bid line may pick up trips that originate at the virtual base. The Company has no obligation to provide for or arrange or require any form of transportation for these pick up trips.

e.	A virtual base Flight Attendant may drop a trip in accordance with Section 5, Scheduling.

f.	Flight Attendants not holding virtual base bid lines who are assigned a trip originating at the virtual base, and Flight Attendants holding a virtual base bid line who are assigned a trip originated at their domicile of record will be provided with deadhead transportation to and from the assignment.

g.	For purpose of pay, expense, duty time and benefits, such trips shall be regarded as commencing and ending in the Flight Attendants base of record that bid period (i.e., either their domicile of record or their virtual base).

h.	When the amount of virtual base bid lines warrant the creation of virtual base reserve/build up lines, the Company will publish them. Reserve Flight Attendants can be utilized to cover trips originating from either the domicile of record or the virtual base. However, all reserve assignments will start and end at either their domicile of record (for a reserve Flight Attendant not holding a virtual base bid line) or their virtual base (for a Flight Attendant holding a virtual base bid line). The number of system wide reserve lines (domicile of record and virtual base, if any, will be determined by the total number of hours and lines on the system (i.e., both those at the domicile of record and those at the virtual base).

i.	For all non-flying purposes, Flight Attendants flying virtual base bid lines remain based at their domicile of record and remain responsible for all non flying duties as other Flight Attendants not flying virtual base bid lines except that the Company will make arrangements for Flight Attendants holding virtual base bid lines to check in and check out at the virtual base and receive their Company required reading and/or regulatory mail (including monthly bid package) at the virtual base station. Virtual base bid line holders, who are required to attend training or a mandatory general Company meeting will receive positive space transportation to and from the Virtual base to the domicile of record. Likewise, a virtual base bid line holder who is required by the Company to attend a meeting at her/his domicile of record on a day on which she/he is not scheduled to fly, will also receive positive space transportation to and from the domicile of record to the virtual base.

j.	This program shall be in effect for an initial period of nine (9) months, effective with the commencement of virtual base flying. At the end of the first six (6) months of virtual base flying, the Company and the Union shall meet to discuss possible changes and/or continuation of Virtual base flying. All changes to the program will be by mutual agreement.

k.	During the initial trial period of nine (9) months, the parties may, by mutual agreement, agree upon adjustments to the program.

Agreed by the parties this                              day of                     , 2005.

AirTran Airways, Inc.	Association of Flight Attendants-CWA

TO:	[Flight Attendant]

FROM:	Susan Manfredi Vice President Inflight Services

DATE:	May [date], 2005

The Company and the AFA have agreed to an Automated Bidding System. As part of the transition to this automated system, we have also agreed to allow existing Flight Attendants a single one-time opportunity to purchase a Dell personal computer via payroll deduction.

If you wish to participate in this program, please save this letter. The letter is not transferable and can only be used by you, the addressee.

Here’s how the program works:

Step 1 – Read, sign, and return the attached payroll deduction and promissory note to Mr. Connie Parker, ATL Base Administrator. Mr. Parker’s mailing address is AirTran Airways, PO Box 45320, Atlanta, GA 30320. Note: If you do not return this form, your name will not be placed on the authorized purchaser list with Dell. Returning this form does not obligate you to purchase a computer under this program; all it does is make you eligible to purchase a computer from Dell via payroll deduction.

Step 2 – Mr. Parker will return an Order Form to you with (a) order instructions and (b) a personal identification number (PIN). You can then use this information to order a Dell computer directly from Dell by calling 1-866-257-4711. Note: orders with Dell must be placed by the termination date of this program. The program termination date will be the 90th day following full implementation of the automated bid system.

PLEASE NOTE: This offer of payroll deduction is expressly limited to AirTran Flight Attendants who (a) either are in new hire training or have completed new hire training as of the effective date of the 2005 Agreement, and (b) have completed their probationary period of service, and (c) are in good standing with the Company. The maximum allowance under this program is $1600. The payroll deduction will be $50 per pay period. Any amount remaining unpaid upon separation from AirTran will be collected from the final paycheck(s) and/or other resources.

AIRTRAN AIRWAYS/AFA

DELL COMPUTER PURCHASE PROGRAM

PAYROLL DEDUCTION PROMISSORY NOTE

I,                                          (name) wish to participate in the AirTran Airways/AFA computer purchase program with Dell Computers. I understand that a part of this program is the opportunity to use payroll deduction to pay for all or part of my computer purchase and I hereby agree to the terms and conditions of this program as noted below.

To participate in the payroll deduction program, I understand that I must return this signed Promissory Note to Mr. Connie Parker, ATL Base Administrator, AirTran Airways, PO Box 45320, Atlanta, GA 30320. I understand that I will receive a PIN number from Mr. Parker for my one-time use to purchase my computer. I understand I must place my order via telephone with Dell by calling 1-866-257-4711 not later than 90 days following full implementation of the automated system.

I understand that this offer for payroll deduction is expressly limited to those Flight Attendants who are in new hire training or who have completed new hire training as of the effective date of the 2005 Agreement, and who have completed their probationary period, and who are in good standing with the Company. The maximum allowance that can be handled via payroll deduction under this program is $1600. I understand that I will not be responsible for the payment of any interest or carrying charges on this amount and that the Company is providing this advance to me without any additional charges beyond the amount advanced.

I understand and hereby agree that by using my personal identification number (PIN) to order a computer from Dell through this program, I am also authorizing Dell to bill AirTran Airways for my order and that AirTran Airways is hereby authorized to deduct $50 per pay period from my AirTran Airways paycheck until the full amount due is repaid.

I understand and hereby agree that if I separate my employment from AirTran Airways for any reason I am still obligated to pay AirTran Airways for any unpaid amount due from my computer purchase. I hereby authorize AirTran Airways to deduct any unpaid amount due from my final paycheck(s) and, if there is still money due, I will pay AirTran Airways this amount in full within two (2) weeks’ time.

For good and valuable consideration received, my signature below indicates my desire to participate in this payroll deduction program and to be bound by the terms and conditions noted above.

Crew Member signature	Date

Crew Member ID number

LETTER OF AGREEMENT

-BONUS-

The following bonus will be paid to all active Flight Attendants within fifteen (15) days of the successful ratification of this Agreement. For Flight Attendants on the seniority list on the date of ratification who are on leave of absence or in another inactive status, this bonus will be paid within fifteen (15) days following return to flying status.

Service on Date of Ratification	Bonus
0-6 months	—
7-12 months	$75
2nd year	$200
3rd year	$300
4th year	$400
5th year	$500
6th year	$700
7th year	$900
8th year	$1100
9th year	$1400
10th year	$1700
11th year	$2000
12th year	$2000